                      AGREEMENT OF MERGER AND CONSOLIDATION



                                 BY AND BETWEEN

                             FIRST BANK SYSTEM, INC.

                                       AND

                             FIRSTIER FINANCIAL INC.





                             Dated:  August 6, 1995

                                TABLE OF CONTENTS


                                                                      Page

ARTICLE 1


     MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
     1.1.  Effect of Merger . . . . . . . . . . . . . . . . . . . . . .  2
     1.2.  Effect on Outstanding Shares of FFI Capital Stock. . . . . .  3
     1.3.  FBS Common Stock Adjustments . . . . . . . . . . . . . . . .  3
     1.4.  Rights of Holders of FFI Capital Stock;
           Capital Stock of FBS . . . . . . . . . . . . . . . . . . . .  4
     1.5.  No Fractional Shares . . . . . . . . . . . . . . . . . . . .  4
     1.6.  Procedure for Exchange of Stock. . . . . . . . . . . . . . .  4

ARTICLE 2

     REPRESENTATIONS AND WARRANTIES OF FBS. . . . . . . . . . . . . . .  6
     2.1.  Organization . . . . . . . . . . . . . . . . . . . . . . . .  6
     2.2.  Authority Relative to this Agreement;
           Non-Contravention. . . . . . . . . . . . . . . . . . . . . .  6
     2.3.  Validity of FBS Common Stock . . . . . . . . . . . . . . . .  7
     2.4.  Capital Stock. . . . . . . . . . . . . . . . . . . . . . . .  7
     2.5.  1934 Act Reports . . . . . . . . . . . . . . . . . . . . . .  7
     2.6.  No Material Adverse Changes. . . . . . . . . . . . . . . . .  8
     2.7.  Prospectus/Proxy Statement . . . . . . . . . . . . . . . . .  8
     2.8.  Litigation . . . . . . . . . . . . . . . . . . . . . . . . .  9
     2.9.  Reports and Filings. . . . . . . . . . . . . . . . . . . . .  9
     2.10. Regulatory Approvals . . . . . . . . . . . . . . . . . . . .  9
     2.11. Compliance with Laws; Permits. . . . . . . . . . . . . . . .  9

ARTICLE 3

     REPRESENTATIONS AND WARRANTIES OF FFI. . . . . . . . . . . . . . .  10
     3.1.   Organization and Qualification. . . . . . . . . . . . . . .  10
     3.2.   Authority Relative to this Agreement;
            Non-Contravention.  . . . . . . . . . . . . . . . . . . . .  10
     3.3.   Capitalization. . . . . . . . . . . . . . . . . . . . . . .  11
     3.4.   1934 Act Reports  . . . . . . . . . . . . . . . . . . . . .  12
     3.5.   Financial Statements. . . . . . . . . . . . . . . . . . . .  12
     3.6.   Loans.  . . . . . . . . . . . . . . . . . . . . . . . . . .  12
     3.7.   Reports and Filings . . . . . . . . . . . . . . . . . . . .  13
     3.8.   Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . .  13
     3.9.   Absence of Undisclosed Liabilities  . . . . . . . . . . . .  13
     3.10.  No Material Adverse Changes . . . . . . . . . . . . . . . .  14
     3.11.  Absence of Certain Developments . . . . . . . . . . . . . .  14
     3.12.  Properties. . . . . . . . . . . . . . . . . . . . . . . . .  15
     3.13.  Tax Matters . . . . . . . . . . . . . . . . . . . . . . . .  17
     3.14.  Contracts and Commitments . . . . . . . . . . . . . . . . .  18
     3.15.  Litigation. . . . . . . . . . . . . . . . . . . . . . . . .  19
     3.16.  No Brokers or Finders . . . . . . . . . . . . . . . . . . .  19


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

     3.17.  Employees . . . . . . . . . . . . . . . . . . . . . . . . .  19
     3.18.  Employee Benefit Plans. . . . . . . . . . . . . . . . . . .  20
     3.19.  Insurance . . . . . . . . . . . . . . . . . . . . . . . . .  22
     3.20.  Compliance with Laws; Permits . . . . . . . . . . . . . . .  22
     3.21.  Administration of Fiduciary Accounts. . . . . . . . . . . .  23
     3.22.  Prospectus/Proxy Statement. . . . . . . . . . . . . . . . .  24
     3.23.  Regulatory Approvals. . . . . . . . . . . . . . . . . . . .  24
     3.24.  Interest Rate Risk Management Instruments . . . . . . . . .  24
     3.25.  Rights Agreement. . . . . . . . . . . . . . . . . . . . . .  24
     3.26.  Antitakeover Provisions Inapplicable. . . . . . . . . . . .  25

ARTICLE 4

     CONDUCT OF BUSINESS PENDING THE MERGER . . . . . . . . . . . . . .  25
     4.1.   Conduct of Business of FFI  . . . . . . . . . . . . . . . .  25
     4.2.   Conduct of Business of FBS  . . . . . . . . . . . . . . . .  27

ARTICLE 5

     ADDITIONAL COVENANTS AND AGREEMENTS. . . . . . . . . . . . . . . .  28
     5.1.   Filings and Approvals . . . . . . . . . . . . . . . . . . .  28
     5.2.   Certain Loans and Related Matters . . . . . . . . . . . . .  28
     5.3.   Expenses  . . . . . . . . . . . . . . . . . . . . . . . . .  29
     5.4.   No Negotiations, etc  . . . . . . . . . . . . . . . . . . .  29
     5.5.   Notification of Certain Matters . . . . . . . . . . . . . .  29
     5.6.   Access to Information; Confidentiality  . . . . . . . . . .  29
     5.7.   Filing of Tax Returns and Adjustments . . . . . . . . . . .  31
     5.8.   Registration Statement  . . . . . . . . . . . . . . . . . .  31
     5.9.   Affiliate Letters . . . . . . . . . . . . . . . . . . . . .  33
     5.10.  Establishment of Accruals . . . . . . . . . . . . . . . . .  33
     5.11.  Employee Matters. . . . . . . . . . . . . . . . . . . . . .  33
     5.12.  Tax Treatment . . . . . . . . . . . . . . . . . . . . . . .  34
     5.13.  Stock Options . . . . . . . . . . . . . . . . . . . . . . .  35
     5.14.  Indemnification and Insurance . . . . . . . . . . . . . . .  35
     5.15.  FBS SEC Reports.  . . . . . . . . . . . . . . . . . . . . .  37
     5.16.  SEC Reports . . . . . . . . . . . . . . . . . . . . . . . .  37
     5.17.  Stock Exchange Loans. . . . . . . . . . . . . . . . . . . .  37
     5.18.  Shareholder Approval. . . . . . . . . . . . . . . . . . . .  37
     5.19.  Conversion of Customer Data Files and Records . . . . . . .  37
     5.20.  Employment Agreement. . . . . . . . . . . . . . . . . . . .  38
     5.21.  Pre-Acquisition Investigation . . . . . . . . . . . . . . .  38
     5.22.  Disclosure Schedules. . . . . . . . . . . . . . . . . . . .  38


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

ARTICLE 6

     CONDITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
     6.1.   Conditions to Obligations of Each Party.  . . . . . . . . .  39
     6.2.   Additional Conditions to Obligation of FFI. . . . . . . . .  40
     6.3.   Additional Conditions to Obligation of FBS. . . . . . . . .  41

ARTICLE 7

     TERMINATION, AMENDMENT AND WAIVER  . . . . . . . . . . . . . . . .  42
     7.1. Termination . . . . . . . . . . . . . . . . . . . . . . . . .  42
     7.2. Effect of Termination . . . . . . . . . . . . . . . . . . . .  44
     7.3. Amendment . . . . . . . . . . . . . . . . . . . . . . . . . .  44
     7.4. Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . .  44

ARTICLE 8

     GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . .  44
     8.1.   Public Statements.  . . . . . . . . . . . . . . . . . . . .  44
     8.2.   Notices.  . . . . . . . . . . . . . . . . . . . . . . . . .  44
     8.3.   Interpretation. . . . . . . . . . . . . . . . . . . . . . .  45
     8.4.   Severability. . . . . . . . . . . . . . . . . . . . . . . .  46
     8.5.   Miscellaneous.  . . . . . . . . . . . . . . . . . . . . . .  46
     8.6.   Survival of Representations, Warranties and Covenants.  . .  46


SIGNATURES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

EXHIBIT A          Form of Stock Option Agreement
EXHIBIT B          Plan of Merger
EXHIBIT C          Form of Affiliate Letter

                      AGREEMENT OF MERGER AND CONSOLIDATION



     AGREEMENT OF MERGER AND CONSOLIDATION dated August 6, 1995, by and between FIRST BANK SYSTEM, INC., a Delaware corporation ("FBS"), and FIRSTIER FINANCIAL, INC., a Nebraska corporation ("FFI").

     WHEREAS, the Boards of Directors of FBS and FFI have determined that it is in the best interests of FBS and FFI and their respective shareholders to consummate the merger of FFI with and into FBS as described in Article 1 of this Agreement (the "Merger");

     WHEREAS, as a result of the Merger, all of the outstanding common stock, $5.00 par value, of FFI ("FFI Common Stock") will be converted into common stock, $1.25 par value, of FBS ("FBS Common Stock") on the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, (a) FFI directly or indirectly owns all of the issued and outstanding capital stock of the national banking associations listed on
Schedule 3.8 hereto (the "National Banks") and the state banking corporations listed on Schedule 3.8 hereto (the "State Banks" and together with the National Banks, the "Banking Subsidiaries") and (b) FFI directly or indirectly owns all of the issued and outstanding capital stock of the corporations listed on
Schedule 3.8 hereto (the "Nonbanking Subsidiaries," and, together with the Banking Subsidiaries, the "Subsidiaries");


     WHEREAS, as a condition and inducement to FBS's willingness to enter into this Agreement, FBS and FFI are entering into, on the day after the execution and delivery hereof, a Stock Option Agreement in the form attached hereto as Exhibit A (the "Stock Option Agreement") pursuant to which FFI shall grant to FBS an option to purchase shares of FFI Common Stock; and

     WHEREAS, FBS and FFI desire that the Merger be made on the terms and subject to the conditions set forth in this Agreement and qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein, the parties hereto agree as follows:

                                    ARTICLE 1

                                     MERGER

     Subject to the satisfaction or waiver of the conditions set forth in
Article 6, on a date mutually satisfactory to the parties as soon as practicable following receipt of all necessary federal and state bank regulatory approvals (including waiting periods), FFI will merge with and into FBS. FBS, in its capacity as the corporation surviving the Merger, is sometimes referred to herein as the "Surviving Corporation." The Merger will be effected pursuant to the provisions of, and with the effect provided in Section 21-2076 of the Nebraska Business Corporation Act (the "NBCA") and Section 252 of the Delaware General Corporation Law (the "DGCL").

     1.1.  EFFECT OF MERGER

     (a) On the Effective Date (as defined in Section 1.1(d)), FFI shall be merged with and into FBS, and the separate existence of FFI shall cease. The Charter (as defined in Section 2.2) and Bylaws of FBS, as in effect immediately prior to the Effective Date, shall be the Charter and the Bylaws of the Sur-viving Corporation until further amended as provided therein and in accordance with law. The directors and officers of FBS immediately prior to the Effective Date will be the directors and officers of the Surviving Corporation until their successors are elected and qualify.

     (b) The Surviving Corporation shall thereupon and thereafter be responsible and liable for all the liabilities, debts, obligations and penalties of each of FBS and FFI.

     (c) The Surviving Corporation shall thereupon and thereafter possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of FBS and FFI all property, real, personal and mixed, and all debts due on whatever account, and all and every other interest, of or belonging to or due to each of FBS and FFI, shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate or any interest therein, vested in FBS and FFI shall not revert or be in any way impaired by reason of the Merger.

     (d) To effect the Merger, the parties hereto will cause appropriate certificates of merger relating to the Merger to be filed with the Secretary of State of Delaware and the Secretary of State of Nebraska. In addition, pursuant to Sections 21-2070 and 21-2073 of the NBCA, a Plan of Merger (the "Plan of Merger") containing certain terms of this Merger Agreement, in substantially the form attached hereto as Exhibit B, shall be filed with the certificate of merger filed by FBS and FFI with the Secretary of State of Nebraska. The Merger shall be effective upon the filing of the later of such certificates of merger to be filed. As used herein, the term "Effective Date" shall mean the date on which the Merger shall become effective as provided in the preceding sentence.

     1.2.  EFFECT ON OUTSTANDING SHARES OF FFI CAPITAL STOCK.

     To effectuate the Merger and subject to the terms and conditions of this
Agreement:

     (a) each issued and outstanding share of FFI Common Stock (other than shares held as treasury stock of FFI or shares held directly or indirectly by FBS, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) shall be converted into .8829 shares of FBS Common Stock, and FBS shall issue to holders of FFI Common Stock .8829 shares of FBS Common Stock subject to adjustment as provided in Section 1.3 (the "Exchange Ratio"), in exchange for each such share of FFI Common Stock;

     (b) to the extent permitted by applicable plans and agreements, all outstanding options and warrants to purchase shares of FFI Common Stock shall be exchanged for options and warrants to purchase FBS Common Stock, or shares of FBS Common Stock, as provided in Section 5.13;

     (c) each share of FFI Common Stock held as treasury stock of FFI or held directly or indirectly by FBS, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, shall be canceled, retired and cease to exist, and no exchange or payment shall be made with respect thereof; and

     (d) shares of FBS Common Stock issued in the Merger shall have attached to them rights as set forth in the Rights Agreement dated as of December 21, 1988, between FBS and First Chicago Trust Company of New York, as Rights Agent, as amended (the "FBS Rights Agreement").

     1.3. FBS COMMON STOCK ADJUSTMENTS. If, between the date hereof and the Effective Date, shares of FBS Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend or extraordinary cash dividend thereon shall be declared with a record date within such period, then the number of shares of FBS Common Stock issued to holders of FFI Common Stock pursuant to this Agreement will be appropriately and proportionately adjusted so that the number of such shares of FBS Common Stock (or such class of shares into which shares of FBS Common Stock have been changed) that will be issued to holders of FFI Common Stock will equal the number of such shares and other consideration that holders of FFI Common Stock would have received pursuant to such classi-fication, recapitalization, split-up, combination, exchange of shares or readjustment had the record date therefor been immediately following the Effective Date.

     1.4.  RIGHTS OF HOLDERS OF FFI CAPITAL STOCK; CAPITAL STOCK OF FBS.

     (a) On and after the Effective Date and until surrendered for exchange, each outstanding stock certificate which immediately prior to the Effective Date represented shares of FFI Common Stock shall be deemed for all purposes, except as provided in Section 1.6(b), to evidence ownership of and to represent the number of whole shares of FBS Common Stock into which such shares of FFI Common Stock shall have been converted, and the record holder of such outstanding certificate shall, after the Effective Date, be entitled to vote the shares of FBS Common Stock into which such shares of FFI Common Stock shall have been converted on any matters on which the holders of record of FBS Common Stock, as of any date subsequent to the Effective Date, shall be entitled to vote. In any matters relating to such certificates, FBS may rely conclusively upon the record of shareholders maintained by FFI containing the names and addresses of the holders of record of FFI Common Stock on the Effective Date.

     (b) On and after the Effective Date, each share of FBS Common Stock issued and outstanding immediately prior to the Effective Date shall remain an issued and existing share of common stock of the Surviving Corporation and shall not be affected by the Merger.

     1.5. NO FRACTIONAL SHARES. No fractional shares of FBS Common Stock, and no certificates representing such fractional shares, shall be issued upon the surrender for exchange of certificates representing FFI Common Stock. In lieu of any fractional share, FBS shall pay to each holder of FFI Common Stock who otherwise would be entitled to receive a fractional share of FBS Common Stock an amount of cash (without interest) determined by multiplying (a) the closing price per share of FBS Common Stock on the Effective Date times (b) the fractional share interest to which such holder would otherwise be entitled.

     1.6.  PROCEDURE FOR EXCHANGE OF STOCK.

     (a) After the Effective Date, holders of certificates theretofore evidencing outstanding shares of FFI Common Stock, upon surrender of such certificates to an exchange agent appointed by FBS (the "Exchange Agent"), shall be entitled to receive certificates representing the number of whole shares of FBS Common Stock into which shares of FFI Common Stock theretofore represented by the certificates so surrendered shall have been converted as provided in
Section 1.2(a) and cash payments in lieu of fractional shares, if any, as provided in Section 1.5. As soon as practicable after the Effective Date, FBS shall cause the Exchange Agent to mail appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of FFI Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent) to each holder of FFI Common Stock of record as of the Effective Date advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent outstanding certificates formerly evidencing FFI Common Stock in exchange for new certificates for FBS Common

Stock. FBS shall not be obligated to deliver the consideration to which any former holder of shares of FFI Common Stock is entitled as a result of the Merger until such holder surrenders the certificate or certificates representing such shares for exchange as provided in such transmittal materials and this
Section 1.6(a). In addition, certificates surrendered for exchange by any person deemed an "affiliate" of FFI (as defined in Section 5.9), shall not be exchanged for such consideration until FBS has received a written agreement from such person as provided in Section 5.9. Upon surrender, each certificate evidencing FFI Common Stock shall be canceled.

     (b) Until outstanding certificates formerly representing FFI Common Stock are surrendered as provided in Section 1.6(a), no dividend or distribution payable to holders of record of FBS Common Stock shall be paid to any holder of such outstanding certificates, but upon surrender of such outstanding certifi-cates by such holder there shall be paid to such holder the amount of any dividends or distributions (without interest) theretofore paid with respect to such whole shares of FBS Common Stock, but not paid to such holder, and which dividends or distributions had a record date occurring on or subsequent to the Effective Date.

     (c) After the Effective Date, there shall be no further registration of transfers on the records of FFI of outstanding certificates formerly representing shares of FFI Common Stock and, if a certificate formerly representing such shares is presented to FFI or FBS, it shall be forwarded to the Exchange Agent for cancellation and exchange for certificates representing shares of FBS Common Stock as herein provided.

     (d) All shares of FBS Common Stock and cash for any fractional shares issued and paid upon the surrender for exchange of FFI Common Stock in accordance with the above terms and conditions shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of FFI Common Stock.

     (e) If outstanding certificates for shares of FFI Common Stock are not surrendered prior to the date on which the consideration to which any holder of such shares is entitled as a result of the Merger would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed con-sideration shall, to the extent permitted by abandoned property and any other applicable law, become the property of FBS (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. None of FBS the Exchange Agent or any other person shall be liable to any former holder of FFI Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (f) In the event any certificate for FFI Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue and pay in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof in form satisfactory to FBS, such shares of FBS Common Stock and cash for fractional shares, if any, as may be required pursuant to this Agreement; provided, however, that FBS may, in its discretion and as a condition precedent to the issuance and payment thereof, require the owner of such lost, stolen or destroyed certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against FBS, FFI, the Exchange Agent or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

                                    ARTICLE 2

                      REPRESENTATIONS AND WARRANTIES OF FBS

     FBS hereby represents and warrants to FFI as follows:

     2.1. ORGANIZATION. FBS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power to carry on its business as now conducted. FBS is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act").

     2.2. AUTHORITY RELATIVE TO THIS AGREEMENT; NON-CONTRAVENTION. FBS has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by FBS and the consummation by FBS of the transactions contemplated hereby have been duly authorized by the Board of Directors of FBS, and no other corporate proceedings on the part of FBS are necessary to authorize this Agreement and such transactions. This Agreement has been duly executed and delivered by FBS and constitutes a valid and binding obligation of FBS, enforceable in accordance with its terms. FBS is not subject to, or obligated under, any provision of (a) its Charter (as hereinafter defined) or Bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit or (d) subject to obtaining the approvals referred to in the next sentence, any law, regulation, order, judgment or decree, which would be breached or violated, or in respect of which a right of termination or acceleration or any encumbrance on any of its or any of its subsidiaries' assets would be created, by its execution, delivery and performance of this Agreement and the consummation by it of the transactions contemplated hereby, other than any such breaches or violations which will not, individually or in the aggregate, have a material adverse effect on the business, operations, results of operations or financial condition of FBS and its subsidiaries, taken as a whole, or the consummation of the transactions contemplated hereby. Other than in connection with obtaining any approvals required by the Bank Holding Company Act, the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "1933 Act"), the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "1934 Act"), rules of the New York Stock Exchange (the "NYSE"), state securities or blue sky laws, and the rules and regulations thereunder ("Blue Sky Laws"), rules and regulations of any applicable state insurance regulatory authority ("Applicable

Insurance Regulations"), the Nebraska Department of Banking and Finance, the Superintendent of Banking of Iowa, the Banking Commissioner of Wyoming and the filing of certificates of merger with the Secretary of State of Delaware and the Secretary of State of Nebraska, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of FBS for the consummation by it of the transactions contemplated by this Agreement and the Stock Option Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make would not, individually or in the aggregate, have a material adverse effect on the business, operations, results of operations or financial condition of FBS and its subsidiaries, taken as a whole, or the consummation of the transactions contemplated hereby or by the Stock Option Agreement. As used in this Agreement, the term "Charter" with respect to any corporation or banking association shall mean those instruments that at that time constitute its charter as filed or recorded under the general corporation or other applicable law of the jurisdiction of incorporation or association, including the articles or certificate of incorporation or association, any amendments thereto and any articles or certificate of merger or consolidation.

     2.3. VALIDITY OF FBS COMMON STOCK. The shares of FBS Common Stock to be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights.

     2.4. CAPITAL STOCK. The authorized capital stock of FBS consists of 200,000,000 shares of FBS Common Stock and 10,000,000 shares of preferred stock, par value $1.00 per share (the "FBS Preferred Stock"). As of June 30, 1995, (a) 135,632,324 shares of FBS Common Stock were issued and outstanding (including 2,212,758 shares of FBS Common Stock, par value $1.25 per share, held in treasury), 8,293,286 shares of FBS Common Stock were reserved for issuance pursuant to FBS's 1987 Stock Option Plan, 1991 Stock Incentive Plan, 1994 Stock Incentive Plan, Restated Employee Stock Purchase Plan and Dividend Reinvestment Plan, the Western Capital Investment Corp. 1984 Stock Option and Incentive Plan, the 1988 Equity Participation Plan, the MFC Stock Warrants and the Edina Realty, Inc. 1995 Sales Associate Stock Purchase Plan and 3,952,000 shares of FBS Common Stock were reserved for issuance upon conversion of FBS's $3.5625 Cumulative Preferred Stock, Series 1991A (the "Series 1991A Preferred"); (b) 2,113,700 shares of Series 1991A Preferred were outstanding; (c) 12,750 shares of Adjustable Rate Cumulative Preferred Stock, Series 1990A were reserved for issuance pursuant to certain periodic stock purchase rights and risk event warrants issued by FBS; and (d) 1,400,000 shares of Series A Junior Participating Preferred Stock were reserved for issuance upon exercise of rights to purchase shares of Junior Participating Preferred Stock of FBS pursuant to the FBS Rights Agreement.

     2.5.  1934 ACT REPORTS.

     (a) Prior to the execution of this Agreement, FBS has delivered or made available to FFI complete and accurate copies of (a) FBS's Annual Reports on Form 10-K for the years ended December 31, 1992, 1993 and 1994, as amended (the

"FBS 10-K Reports"), as filed under the 1934 Act with the Securities and Exchange Commission (the "SEC"), (b) all FBS proxy statements and annual reports to shareholders used in connection with meetings of FBS shareholders held since January 1, 1993, and (c) FBS's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995 (the "FBS 10-Q Report"), as filed under the 1934 Act with the SEC. As of their respective dates, such documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied as to form in all material respects with the applicable laws and rules and regulations of the SEC. Since January 1, 1992, FBS has filed in a timely manner all reports that it was required to file with the SEC pursuant to the 1934 Act. After the date hereof and prior to the Effective Date, documents filed by FBS pursuant to
Section 13, 14 or 15(d) of the 1934 Act (i) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) will comply as to form in all material respects with the applicable laws and rules and regulations of the SEC.

     (b) The FBS financial statements (including any footnotes thereto) contained in the FBS 10-K Reports and the FBS 10-Q Report were, and FBS financial statements (including any footnotes thereto) contained in any documents filed by FBS after the date hereof and prior to the Effective Date pursuant to Section 13, 14 or 15(d) of the 1934 Act will be, prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved and fairly present, or will fairly present, as the case may be, the consolidated financial position of FBS and is subsidiaries as of the dates thereof and the consolidated results of operations, changes in shareholders' equity and cash flows for the periods then ended.

     2.6. NO MATERIAL ADVERSE CHANGES. Since March 31, 1995, there has been no material adverse change in, and no event, occurrence or development in the business of FBS or its subsidiaries that, taken together with other events, occurrences and developments with respect to such business, has had or would reasonably be expected to have a material adverse effect on, the business, operations, results of operations or financial condition of FBS and its subsidiaries, taken as a whole, or the ability of FBS to consummate the transactions contemplated hereby.

     2.7. PROSPECTUS/PROXY STATEMENT. At the time the Registration Statement (as defined in Section 5.8(a)) becomes effective and at the time the Prospectus/Proxy Statement (as defined in Section 5.8(a)) is mailed to the shareholders of FFI for purposes of obtaining the approvals referred to in
Section 5.8(a) and at all times subsequent to such mailing up to and including the times of such approvals, the Registration Statement and the Prospectus/Proxy Statement (including any amendments or supplements thereto), with respect to all information set forth therein relating to FBS, the FBS Common Stock, this Agreement, the Merger and all other transactions contemplated hereby, will (a) comply in all material respects with applicable provisions of the 1933 Act and the 1934 Act and (b) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

     2.8. LITIGATION. There are no actions, suits, proceedings, orders or investigations pending or, to the best knowledge of FBS, threatened against FBS or any of its subsidiaries which if determined adversely to FBS or its subsidiaries could reasonably be expected to have a material adverse effect on the financial condition, business, operations or results of operations of FBS and its subsidiaries, taken as a whole, or would have a material adverse effect on the ability of FBS to consummate the transactions contemplated hereby.

     2.9. REPORTS AND FILINGS. Since January 1, 1992, each of FBS and its subsidiaries has filed each report or other filing it was required to file with any federal or state banking or bank holding company or other regulatory authority having jurisdiction over it (together with all exhibits thereto, the "FBS Regulatory Reports"), except for such reports and filings which the failure to so file would not have a material adverse effect on the business, operations, results of operations or financial condition of FBS and its subsidiaries, taken as a whole, or the ability of FBS to consummate the transactions contemplated hereby. As of their respective dates or as subsequently amended prior to the date hereof, each of the FBS Regulatory Reports was true and correct in all material respects and complied in all material respects with applicable laws, rules and regulations.

     2.10. REGULATORY APPROVALS. As of the date hereof, FBS is not aware of any reason that the regulatory approvals specified in Section 5.1 and required to be obtained by FBS would not be obtained.

     2.11. COMPLIANCE WITH LAWS; PERMITS. FBS has complied in all respects with all applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof which affect the business or any owned or leased properties of FBS and to which FBS may be subject (including, without limitation, the Occupational Safety and Health Act of 1970, the Federal Deposit Insurance Act, the Real Estate Settlement Procedures Act, the Home Mortgage Disclosure Act of 1975, the Fair Housing Act, the Equal Credit Opportunity Act and the Federal Reserve Act, each as amended, and any other state or federal acts (including rules and regulations thereunder) regulating or otherwise affecting employee health and safety or the environment), except where failure to so comply would not, individually or in the aggregate, have a material adverse effect on the business, operations, results of operations or financial condition of FBS, or FBS's ability to consummate the transactions contemplated hereby; and no claims have been filed by any such governments or agencies against FBS alleging such a violation of any such law or regulation which have not been resolved to the satisfaction of such governments or agencies. FBS holds all of the permits, licenses, certificates and other authorizations of foreign, federal, state and local governmental agencies required for the conduct of its business, except where failure to obtain such authorizations would not, individually or in the aggregate, have a material adverse effect on the business, operations, results of operations or financial condition of FBS, or the ability of FBS to consummate the transactions contemplated hereby. FBS is not subject to any cease and desist order, written agreement or memorandum of understanding with, nor is it a party to any commitment letter or similar undertaking to, nor is it subject to any order or directive by, nor is it a recipient of any extraordinary supervisory agreement letter from, nor has it adopted any board resolutions at the request of, federal or state governmental authorities charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits (collectively, the "Bank Regulators") nor has FBS been advised by any Bank Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

                                    ARTICLE 3

                      REPRESENTATIONS AND WARRANTIES OF FFI

     FFI hereby represents and warrants to FBS as follows:

     3.1. ORGANIZATION AND QUALIFICATION. FFI is a corporation duly organized, validly existing and in good standing under the laws of the State of Nebraska. Each of the National Banks is a national banking association duly organized, validly existing and in good standing under the laws of the United States and has the requisite corporate power to carry on its business as now conducted. Each of the State Banks is a state banking corporation duly organized, validly existing and in good standing under the laws of the state of its organization and has the requisite corporate power to carry on its business as now conducted. Each of the Nonbanking Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. The copies of the Charter and Bylaws of each of FFI and the Subsidiaries which have been made available to FBS prior to the date of this Agreement are correct and complete and reflect all amendments made thereto through such date. Each of FFI and the Subsidiaries is licensed or qualified to do business in every jurisdiction in which the nature of its respective business or its ownership of property requires it to be licensed or qualified, except where the failure to be so licensed or qualified would not have or would not reasonably be expected to have a material adverse effect on the business, operations, results of operations or financial condition of FFI and the Subsidiaries, taken as a whole.

     3.2. AUTHORITY RELATIVE TO THIS AGREEMENT; NON-CONTRAVENTION. FFI has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by FFI and the consummation by FFI of the transactions contemplated hereby have been duly authorized by the Board of Directors of FFI and, except for approval of this Agreement and the Merger by the affirmative vote of at least two-thirds of the outstanding shares of FFI Common Stock, no other corporate proceedings on the part of FFI are necessary to authorize this Agreement and such transactions. This Agreement has been duly executed and delivered by FFI and constitutes a valid and binding obligation of FFI, enforceable in accordance with its terms. None of FFI or the Subsidiaries is subject to, or obligated under, any provision of (a) its Charter or Bylaws, (b) any agreement, arrangement or understanding,
(c) any license, franchise or permit or (d) subject to obtaining the approvals referred to in the next sentence, any law, regulation, order, judgment or decree, which would be breached or violated, or in respect of which a right of termination or acceleration or any encumbrance on any of its assets would be created, by the execution, delivery or performance of this Agreement, the Stock Option Agreement or the consummation of the transactions contemplated hereby or thereby, other than any such breaches or violations which will not, individually or in the aggregate, have a material adverse effect on the business, operations, results of operations or financial condition of FFI and the Subsidiaries, taken as a whole, or the consummation of the transactions contemplated hereby or thereby. Other than in connection with obtaining any approvals required by the Bank Holding Company Act, the 1933 Act, the 1934 Act, the rules of the NYSE, Blue Sky Laws, Applicable Insurance Regulations, the Nebraska Department of Banking and Finance, the Superintendent of Banking of Iowa, the Banking Commissioner of Wyoming and the filing of certificates of merger with the Secretary of State of Delaware and the Secretary of State of Nebraska, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of FFI or any of the Subsidiaries for the consummation by FFI of the transactions contemplated by this Agreement or the Stock Option Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make would not, individually or in the aggregate, have a material adverse effect on the business, operations, results of operations or financial condition of FFI and the Subsidiaries, taken as a whole, or the consummation of the transactions contemplated hereby or by the Stock Option Agreement.

     3.3. CAPITALIZATION. The authorized and issued and outstanding capital stock of each of FFI and the Subsidiaries as of the date hereof is correctly set forth on Schedule 3.3. The issued and outstanding shares of capital stock of each of FFI and the Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights. Except as disclosed on Schedule 3.3 and as permitted in Section 4.1, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating FFI or any Subsidiary to issue, sell, purchase or redeem any shares of its capital stock or securities or obligations of any kind convertible into or exchangeable for any shares of its capital stock or of any of its subsidiaries or affiliates, nor are there any stock appreciation, phantom or similar rights outstanding based upon the book value or any other attribute of any of the capital stock of FFI or any of the Subsidiaries, or the earnings or other attributes of FFI or any of the Subsidiaries. FFI has heretofore delivered to FBS true and correct copies of all such agreements, arrangements (including all stock option plans) or commitments identified on Schedule 3.3.

     3.4. 1934 ACT REPORTS. Prior to the execution of this Agreement, FFI has delivered or made available to FBS complete and accurate copies of (a) FFI's Annual Reports on Form 10-K for the years ended December 31, 1992, 1993 and 1994 (the "FFI 10-K Reports") as filed under the 1934 Act with the SEC, (b) all FFI proxy statements and annual reports to shareholders used in connection with meetings of FFI shareholders held since January 1, 1992 and (c) FFI's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995 (the "FFI 10-Q Report") as filed under the 1934 Act with the SEC. As of their respective dates, such documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied as to form in all material respects with the applicable laws and rules and regulations of the SEC. Since January 1, 1992, FFI has filed in a timely manner all reports that it was required to file with the SEC pursuant to the 1934 Act. After the date hereof and prior to the Effective Date, documents filed by FFI pursuant to Section 13, 14 or 15(d) of the 1934 Act (i) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) will comply as to form in all material respects with the applicable laws and rules and regulations of the SEC.

     3.5. FINANCIAL STATEMENTS. The FFI financial statements (including any footnotes thereto) contained in the FFI 10-K Reports and the FFI 10-Q Report have been, and FFI financial statements (including any footnotes thereto) contained in any documents filed by FFI after the date hereof and prior to the Effective Date pursuant to Section 13, 14 or 15(d) of the 1934 Act will be, prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved and fairly present or will fairly present, as the case may be, the consolidated financial position of FFI and the Subsidiaries as of the dates thereof and the results of operations, changes in shareholders' equity and cash flows for the periods then ended. FFI has furnished FBS with copies of the consolidated balance sheet of FFI as of June 30, 1995 (the "Latest FFI Balance Sheet") and the related statements of income and changes in shareholders' equity for the six months ended June 30, 1995 (the "Related FFI Statements"). The Latest FFI Balance Sheet and the Related FFI Statements have been prepared in accordance with generally accepted accounting principles and fairly present the consolidated financial position of FFI and the Subsidiaries, subject to normal recurring year-end adjustments, as of the date thereof and the results of operations and changes in shareholders' equity for the six-month period then ended.

     3.6.  LOANS.

     (a) The documentation relating to each loan made by each Banking Subsidiary and relating to all security interests, mortgages and other liens with respect to all collateral for each such loan, taken as a whole, are adequate in all material respects for the enforcement of the material terms of each such loan and of the related security interests, mortgages and other liens. The terms of each such loan and of the related security interests, mortgages and other liens comply in all material respects with all applicable laws, rules and regulations (including, without limitation, laws, rules and regulations relating to the extension of credit).

     (b) Except as set forth in Schedule 3.6, (i) as of June 30, 1995, there are no loans, leases, other extensions of credit or commitments to extend credit of any Banking Subsidiary that have been or, to FFI's knowledge, should have been classified by any such Banking Subsidiary as non-accrual, as restructured, as 90 days past due, as still accruing and doubtful of collection or any comparable classification, (ii) FFI has provided to FBS true, correct and complete in all material respects written information concerning the loan portfolios of the Banking Subsidiaries, and (iii) no material information with respect to the loan portfolios of the Banking Subsidiaries has been withheld from FBS.

     3.7. REPORTS AND FILINGS. Since January 1, 1992, each of FFI and the Subsidiaries has filed each report or other filing that it was required to file with any federal or state banking, bank holding company or other applicable regulatory authorities having jurisdiction over it (together with all exhibits thereto, the "FFI Regulatory Reports"). As of their respective dates or as subsequently amended prior to the date hereof, each of the FFI Regulatory Reports was true and correct in all material respects and complied in all material respects with applicable laws, rules and regulations.

     3.8. SUBSIDIARIES. Schedule 3.8 correctly sets forth the jurisdiction of incorporation of each Subsidiary. All of the issued and outstanding shares of capital stock of each Subsidiary are owned by FFI free and clear of any lien, pledge, security interest, encumbrance or charge of any kind, other than encumbrances arising as a result of requisite regulatory approvals for transfer. Except for the stock of the Subsidiaries owned by FFI and as otherwise disclosed on Schedule 3.8, neither FFI nor any of the Subsidiaries owns any stock, part-nership interest, joint venture interest or any other security issued by any other corporation, organization or entity, except securities owned by the Banking Subsidiaries in the ordinary course of its business.

     3.9. ABSENCE OF UNDISCLOSED LIABILITIES. All of the obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, in-cluding Taxes (as defined in Section 3.13) with respect to or based upon transactions or events heretofore occurring ("Liabilities"), required to be reflected on the Latest FFI Balance Sheet in accordance with generally accepted accounting principles have been so reflected. FFI and the Subsidiaries have no Liabilities except (a) as reflected on the Latest FFI Balance Sheet, (b) Liabilities which have arisen after the date of the Latest FFI Balance Sheet in the ordinary course of business or (c) Liabilities which would not have, individually or in the aggregate, a material adverse effect on the business, operations, results of operations or financial condition of FFI and the Subsidiaries, taken as a whole. As of June 30, 1995, Schedule 3.9 sets forth all agreements or commitments binding the Banking Subsidiaries to extend credit in the amount per "one borrower" (as defined in 12 C.F.R. Section 563.93) of $500,000 or more.

     3.10. NO MATERIAL ADVERSE CHANGES. Since the date of the Latest FFI Balance Sheet, there has been no material adverse change in, and no event, occurrence or development in the business of FFI or the Subsidiaries that, taken together with other events, occurrences and developments with respect to such business, has had or would reasonably be expected to have a material adverse effect on the business, operations, results of operations or financial condition of FFI and the Subsidiaries, taken as a whole, or the ability of FFI to consummate the transactions contemplated hereby.

     3.11. ABSENCE OF CERTAIN DEVELOPMENTS. Except as set forth in the Latest FFI Balance Sheet and the Related FFI Statements or on Schedule 3.11, unless otherwise expressly contemplated or permitted by this Agreement, in the period from June 30, 1995 to the date hereof, neither FFI nor any of the Subsidiaries has (i) sold or issued any corporate debt securities or sold, issued, reissued or increased its shares of its capital stock other than in connection with the exercise of stock options; (ii) granted any option, phantom stock unit, stock appreciation right for or related to the purchase of capital stock; (iii) declared or set aside or paid any dividend or other distribution in respect of its capital stock, except as permitted pursuant to Section 4.1(a) (and except for declaration and payment of its regular quarterly dividend for the second quarter of 1995) hereof, or directly or indirectly purchased, redeemed or otherwise acquired any shares of such stock; (iv) incurred any obligation or liability (absolute or contingent) except obligations or liabilities incurred in the ordinary course of business, or mortgaged, pledged or subjected to lien or encumbrance (other than statutory liens for taxes not yet delinquent and banking transactions conducted in the ordinary course of business) any of its assets or properties with an aggregate market value in excess of $250,000; (v) discharged or satisfied any material lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities included in the Latest FFI Balance Sheet, current liabilities incurred since the date thereof in the ordinary course of business and liabilities incurred in carrying out the transactions contemplated by this Agreement; (vi) sold, exchanged or otherwise disposed of capital assets with an aggregate market value in excess of $250,000; or acquired any single or group of related capital assets with an aggregate market value in excess of $250,000; (vii) made any extraordinary officers' salary increase or wage increase, entered into any employment contract with any officer or salaried employee or instituted or amended any employee welfare, bonus, stock option, profit-sharing, retirement or other benefit plan or arrangement; (viii) suffered any damage, destruction or loss, whether or not covered by insurance, that has had a material adverse effect on the business, operations, results of operations or financial condition of FFI and the Subsidiaries, taken as a whole, or waived any rights of value which, in the aggregate, have had such a material adverse effect; (ix) entered into any agreement or arrangement granting any preferential right to purchase any of its material assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such material assets, properties or rights; (x) entered into any other material transaction (other than in the ordinary course of business) except as expressly contemplated by this Agreement; or agreed to do any of the foregoing.

     3.12.  PROPERTIES.

     (a) Each of FFI and the Subsidiaries owns good and marketable title to all of the real property and all of the personal property, fixtures, furniture and equipment reflected on the Latest FFI Balance Sheet or acquired since the date thereof (other than real property reflected on the Latest FFI Balance Sheet as REO), free and clear of all liens and encumbrances, except for (i) mortgages on real property set forth on Schedule 3.12(a), (ii) encumbrances which do not materially affect the value of, or interfere with the past or future use or ability to convey, the property subject thereto or affected thereby, (iii) liens for current taxes and special assessments not yet due and payable, (iv) leasehold estates with respect to multi-tenant buildings owned by FFI or any of the Subsidiaries, which leases are identified on Schedule 3.12(a), and (v) property disposed of since the date of the Latest FFI Balance Sheet in the ordinary course of business.

     (b) Schedule 3.12(b) correctly sets forth a brief description, including the term, of each lease for real or personal property to which FFI or any of the Subsidiaries is a party as lessee with respect to (i) each individual lease which involves a remaining aggregate balance of lease payments payable of more than $100,000 or any group of related leases which involves a remaining aggregate balance of lease payments payable of more than $100,000, (ii) each lease which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K promulgated by the SEC or (iii) each lease which was not entered into in the ordinary course of business. FFI has delivered or made available to FBS complete and accurate copies of each of the leases described on Schedules 3.12(a) and 3.12(b), and none of such leases has been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered to FBS. The leases described on Schedules 3.12(a) and 3.12(b) are in full force and effect. FFI or one of the Subsidiaries (if lessee under such lease) has a valid and existing leasehold interest under each lease de-scribed on Schedule 3.12(b) for the term set forth therein. With respect to the leases described on Schedule 3.12(b), neither FFI nor any of the Subsidiaries is in default, nor, to the best knowledge of FFI and the Subsidiaries, are any of the other parties to any of such leases in default, and, to the best knowledge of FFI and the Subsidiaries, no circumstances (not in the control of FFI and the Subsidiaries) exist which could result in such a default under any of such leases. To the best knowledge of FFI and the Subsidiaries, there has been no cancellation, breach or anticipated breach by any other party to any lease described on Schedule 3.12(a) or 3.12(b).

     (c) All of the buildings, fixtures, furniture and equipment necessary for the conduct of the business of FFI and each of the Subsidiaries are in good condition and repair in all material respects, ordinary wear and tear excepted, and are usable in the ordinary course of business. Each of FFI and the Subsidiaries owns, or leases under valid leases, all buildings, fixtures, furniture, personal property, land improvements and equipment necessary for the conduct of its business as it is presently being conducted.

     (d) Except as set forth in Schedules 3.12(d) and 3.12(e), neither FFI nor any of the Subsidiaries nor any of the buildings owned or leased by FFI or any of the Subsidiaries is in violation of any applicable zoning ordinance or other law, regulation or requirement relating to the operation of any properties used in the operation of its business, including, without limitation, applicable environmental protection laws and regulations, which violations would, individually or in the aggregate, have a material adverse effect on the business, operations, results of operations or financial condition of FFI and the Subsidiaries taken as a whole; and neither FFI nor any of the Subsidiaries has received any notice of any such violation, or of the existence of any condemnation proceeding with respect to any properties owned or leased by FFI or any of the Subsidiaries. Except as set forth in Schedule 3.12(d), no Hazardous Materials (as defined below) have been deposited or disposed of in, on or under FFI's or any of the Subsidiaries' owned or leased properties (including properties owned, managed or controlled by any Banking Subsidiary in connection with its lending or fiduciary operations) during the period in which FFI or any of the Subsidiaries has owned, occupied, managed, controlled or operated such properties. Except as set forth on Schedule 3.12(d), to the best knowledge of FFI and the Subsidiaries, no prior owners, occupants or operators of all or any part of FFI's or any of the Subsidiaries' owned or leased properties (including properties owned, managed or controlled by any Banking Subsidiary in connection with its lending or fiduciary operations) ever used such properties as a dump or gasoline service station, or deposited, disposed of or allowed to be deposited or disposed of in, on or under such properties any hazardous substances, Hazardous Materials. No asbestos or any material amount of ureaformaldehyde materials exists in or on any of FFI's or the Subsidiaries' owned or leased properties (including properties owned, managed or controlled by any Banking Subsidiary in connection with its lending or fiduciary operations), and no electrical transformers or capacitors, other than those owned by public utility companies, on such properties contain any PCBs.


     As used in this Section 3.12(d), the following terms shall have the following meanings:

                   (i) "Hazardous Materials" means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any federal, state or local law, statute, code, ordinance, regulation, rule or other requirement relating to such substance or otherwise relating to the environment or human health or safety, including without limitation any waste, material, substance, pollutant or contaminant that might cause any injury to human health or safety or to the environment or might subject FFI or any Subsidiary or, after the Effective Date, FBS or any of its affiliates, or any of their respective directors or officers, to any imposition of costs or liability under any Environmental Laws.

                  (ii) "Environmental Laws" means all applicable federal, state, local and foreign laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to pollution, contamination or protection of health, safety or the environment (including, without limitation, all applicable federal, state, local and foreign laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to Hazardous Materials in effect as of the date of this Agreement).

               (e) Except as set forth in Schedule 3.12(e), there are no aboveground or underground tanks (excluding hot water storage or propane tanks) located under, in or about, nor, to the best knowledge of FFI and the Subsidiaries, have there ever been any such tanks located under, in or about, any of FFI's or any of the Subsidiaries' owned or leased properties (including properties owned, managed or controlled by any Banking Subsidiary in connection with its lending or fiduciary operations).

               3.13. TAX MATTERS. Except as disclosed on Schedule 3.13, each of FFI, the Subsidiaries and all members of any consolidated, affiliated, combined or unitary group of which FFI or any of the Subsidiaries is a member have filed or will file all Tax (as hereinafter defined) and Tax information returns or reports required to be filed (taking into account permissible extensions) by them on or prior to the Effective Date, and have paid (or have accrued or will accrue, prior to the Effective Date, amounts for the payment of) all Taxes relating to the time periods covered by such returns and reports. Except as disclosed on Schedule 3.13, the accrued taxes payable accounts for Taxes reflected on the Latest FFI Balance Sheet (or the notes thereto) are sufficient for the payment of all unpaid Taxes of FFI and the Subsidiaries accrued for or applicable to all periods ended on or prior to the date of the Latest FFI Balance Sheet or which may subsequently be determined to be owing with respect to any such period. Except as disclosed on Schedule 3.13, neither FFI nor any of the Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes. Each of FFI and the Subsidiaries has paid or will pay in a timely manner and as required by law all Taxes due and payable by it or which it is obligated to withhold from amounts owing to any employee or third party. Except as disclosed on Schedule 3.13, all Taxes which will be due and payable, whether now or hereafter, for any period ending on, prior to or including the Effective Date, shall have been paid by or on behalf of FFI and the Subsidiaries or shall be reflected on the books of FFI and the Subsidiaries as an accrued Tax liability determined in a manner which is consistent with past practices and the Latest FFI Balance Sheet, without taking account of the Merger. The aggregate amount of all such accruals for Tax liability as of the date hereof will be set forth on Schedule 3.13 (and a good faith estimate of such accruals as of the Effective Date shall be provided in writing to FBS at least 10 days prior to the Effective Date). In the five years prior to the date of this

Agreement, no Tax returns of FFI or the Subsidiaries have been audited by any governmental authority other than as disclosed on Schedule 3.13; and, except as set forth on Schedule 3.13, there are no unresolved questions, claims or disputes asserted by any relevant taxing authority concerning the liability for Taxes of FFI or the Subsidiaries. Neither FFI nor any of the Subsidiaries has made an election under Section 341(f) of the Code for any taxable years not yet closed for statute of limitations purposes. In the five years prior to the date of this Agreement, no demand or claim has been made against FFI or the Subsidiaries with respect to any Taxes arising out of membership or participation in any consolidated, affiliated, combined or unitary group of which FFI or the Subsidiaries was at any time a member. For purposes of this Agreement, the term "Tax" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits tax, environmental tax, customs duty, capital stock, deposits, franchise, employees' income withholding, foreign or domestic withholding, social security, unemployment, disability, workers' compensation, employment-related insurance, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum or other tax, fee, assessment or charge of any kind whatsoever, including any interest, penalties or additions to, or additional amounts in respect of the foregoing, for each of FFI, the Subsidiaries and all members of any consolidated, affiliated, combined or unitary group of which FFI or any Subsidiary is a member.

               3.14.  CONTRACTS AND COMMITMENTS.

               (a) Except as set forth on Schedule 3.14, neither FFI nor any of the Subsidiaries (i) is a party to any collective bargaining agreement or contract with any labor union, (ii) is a party to any written or oral contract for the employment of any officer, individual employee or other person on a full-time or consulting basis, or relating to severance pay for any such person,
(iii) is a party to any written or oral agreement or understanding to repurchase asset previously sold (or to indemnify or otherwise compensate the purchaser in respect of such assets), except for securities sold under a repurchase agreement providing for a repurchase date 30 days or less after the purchase date, (iv) is a party to any (A) contract or group of related contracts with the same party for the purchase or sale of products or services, under which the undelivered balance of such products and services has a purchase price in excess of $250,000 for any individual contract or $250,000 for any group of related contracts in the aggregate, (B) other contract which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K promulgated by the SEC, or (C) other agreement which is not entered into in the ordinary course of business and which is not disclosed on Schedules 3.12(a) or 3.12(b), or (v) has any commitments for capital expenditures in excess of $250,000.

               (b) Except as disclosed on Schedule 3.14, (i) to the best knowledge of FFI and the Subsidiaries, since the date of the Latest FFI Balance Sheet, no customer has indicated that it will stop or decrease the rate of business done with FFI or any of the Subsidiaries (except for changes in the ordinary course of such business) that would, individually or in the aggregate, have a material adverse effect on the business, operations, results of operations or financial condition of FFI and the Subsidiaries, taken as a whole; (ii) each of FFI and the Subsidiaries has performed all obligations required to be performed by it prior to the date hereof in connection with the contracts or commitments set forth on Schedule 3.14, and none of FFI or any of the Subsidiaries is in receipt of any claim of default under any contract or commitment set forth on Schedule 3.14, except for any failures to perform, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on the business, operations, results of operations or financial condition of FFI and the Subsidiaries taken as a whole; (iii) none of FFI or any of the Subsidiaries has any present expectation or intention of not fully performing any material obligation pursuant to any contract or commitment set forth on Schedule 3.14; and (iv) to the best knowledge of FFI and the Subsidiaries, there has been no cancellation, breach or anticipated breach by any other party to any contract or commitment set forth on Schedule 3.14, except for any cancellation, breach or anticipated breach which would not, individually or in the aggregate, have a material adverse effect on the business, operations, results of operations or financial condition of FFI and the Subsidiaries, taken as a whole.

               3.15. LITIGATION. Except as set forth on Schedule 3.15, there are no actions, suits, proceedings, orders or investigations pending or, to the best knowledge of FFI and the Subsidiaries, threatened against FFI or any of the Subsidiaries, at law or in equity, or before or by any federal, state or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, except for such actions, suits, proceedings, orders or investigations which are not reasonably likely to result in losses or expenses that would have a material adverse effect on the business, operations, results of operations or financial condition of FFI and the Subsidiaries, taken as a whole. Except as set forth on Schedule 3.15, none of the matters set forth on such Schedule, individually or in the aggregate, will have or could reasonably be expected to have a material adverse effect on the business, operations, results of operations or financial condition of FFI and the Subsidiaries, taken as a whole.

               3.16. NO BROKERS OR FINDERS. Except as disclosed on Schedule 3.16, there are no claims for brokerage commissions, finders' fees, investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement, understanding, commitment or agreement made by or on behalf of FFI or any of the Subsidiaries.

               3.17. EMPLOYEES. FFI and each of the Subsidiaries has complied with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, non-discrimination and the payment of social security and other taxes, except where failure to so comply would not, individually or in the aggregate, have a material adverse effect on the business, operations, results of operations or financial condition of FFI and the Subsidiaries, taken as a whole.

               3.18.  EMPLOYEE BENEFIT PLANS.

               (a) DEFINITIONS. For the purposes of this Section 3.18, unless the context clearly requires otherwise, the term "Plan" or "Plans" includes all employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other benefit arrangements (including, without limitation, any employment agreement or any program, agreement, policy or commitment providing for insurance coverage of employees, workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accidental benefits) applicable to the employees of FFI or any of the Subsidiaries, to which FFI or any of the Subsidiaries contribute, or which FFI or any of the Subsidiaries have committed to implement for their employees prior to the date of this Agreement. Unless the context clearly requires otherwise, "Plan" or "Plans" shall also include any similar program or arrangement maintained by any organization affiliated by ownership with FFI or any of the Subsidiaries for which FFI or any of the Subsidiaries are or could be completely or partially liable for the funding or the administration either as a matter of law or by agreement but excluding customers of the trust departments of affiliates of FFI where there is no ownership affiliation between such customers and FFI.

               (b)  Except as disclosed on Schedule 3.18:

                   (i) FULL DISCLOSURE OF ALL PLANS. With respect to all employees and former employees of FFI and the Subsidiaries (and all dependents and beneficiaries of such employees and former employees):

                         (A) Neither FFI nor any of the Subsidiaries maintain or contribute to any nonqualified deferred compensation or retirement plans, contracts or arrangements;

                         (B) Neither FFI nor any of the Subsidiaries maintain or contribute to any qualified defined contribution plans (as defined in Section 3(34) of ERISA or Section 414(i) of the Code);

                         (C) Neither FFI nor any of the Subsidiaries maintain or contribute to any qualified defined benefit plans (as defined in Section 3(35) of ERISA or Section 414(j) of the
                    Code) ("Defined Benefit Plans"); and

                         (D) Neither FFI nor any of the Subsidiaries maintain or contribute to any employee welfare benefit plans (as defined in Section 3(1) of ERISA).

                  (ii) FUNDING. With respect to the Plans, (A) all required contributions which are due have either been made or properly accrued and (B) neither FFI nor any of the Subsidiaries is liable for any "accumulated funding deficiency" as that term is defined in Section 412 of the Code or any penalty or excise tax in connection therewith.

                 (iii) PLAN DOCUMENTS. With respect to all Plans sponsored or administered by FFI or any Subsidiary and with respect to any other Plan if available to FFI or any Subsidiary, FFI has furnished FBS with true and complete copies of (A) the most recent determination letter, if any, received by FFI or any of the Subsidiaries from the Internal Revenue Service regarding each qualified Plan, (B) the Form 5500 and all Schedules and accompanying financial statements, if any, for each Plan for which such form is required to be filed for the three most recent fiscal Plan years, (C) the most recently prepared actuarial valuation report if any, for each Plan, and (D) copies of the current Plan documents, trust agreements, insurance contracts and all related contracts and documents (including any material employee communications) with respect to each Plan.

                  (iv) DEFINED BENEFIT PLANS. Neither FFI nor any of the Subsidiaries nor any affiliate of FFI or any of the Subsidiaries maintains or has maintained any Defined Benefit Plans for which FFI, any of the Subsidiaries or FBS have or will have any liability or, which if terminated, could result in any liability to FFI, the Subsidiaries or FBS under Title IV of ERISA. There are no unfunded vested liabilities (determined using the assumptions used by the Plan for funding and without regard to future salary increases) with respect to Defined Benefit Plans sponsored by FFI or any Subsidiary. There have been no reportable events under Section 4043 of ERISA (with respect to which the 30-day notice requirement has not been waived by regu-lation) with respect to any Defined Benefit Plan maintained by FFI or any of the Subsidiaries. No Defined Benefit Plan has been terminated that will result in a material liability by FFI or any of the Subsidiaries to the Pension Benefit Guaranty Corporation.

                   (v) MULTIEMPLOYER PLANS. Neither FFI nor any of the Subsidiaries has any actual or potential liabilities under Sections 4201 or 4205 of ERISA for any complete or partial withdrawal from any multiemployer plan.

                  (vi) FIDUCIARY BREACH; CLAIMS. Neither FFI nor any of the Subsidiaries nor any of its directors, officers, employees or other "fiduciaries" (as such term is defined in Section 3(21) of ERISA) has committed any breach of fiduciary duty imposed by ERISA or any other applicable law with respect to the Plans which would subject FFI or any of the Subsidiaries, directly or indirectly, to any liability under ERISA or any applicable law. There are no actions, suits or claims pending against FFI or any Subsidiary relating to benefits other than routine, uncontested claims for benefits.

                 (vii) PROHIBITED TRANSACTION. Neither FFI nor any of the Subsidiaries nor any officer, director, employee, agent or fiduciary of any Plan has incurred any liability for any civil penalty imposed by Section 4975 of the Code or Section 502(i) of ERISA.

                (viii) MATERIAL COMPLIANCE WITH LAW. All Plans have been consistently administered in accordance with their terms in all material respects. To the extent required either as a matter of law or to obtain the intended tax treatment and tax benefits, all Plans comply in all material respects with the requirements of ERISA and the Code. All Tax information returns or reports and all other required filings, disclosures and contributions have been made with respect to all Plans. No condition exists that limits the right of FFI or any of the Subsidiaries to amend or terminate any such Plan (except as provided in such Plans or limited under ERISA or the Code).

                  (ix) VEBA FUNDING. No Plan is funded in whole or in part through a voluntary employees' beneficiary association exempt from tax under Section 501(c)(9) of the Code. The limitations under Sections 419 and 419A of the Code have been computed, all unrelated business income tax returns have been filed and appropriate adjustments have been made on all other Tax returns.

                   (x) RETIREMENT AND COBRA BENEFITS. Neither FFI nor any of the Subsidiaries have actual or potential liability under current law for benefits after separation from employment other than (i) benefits under Plans described in clauses (A), (B) or (C) of
               Section 3.18(b)(i), and (ii) health care continuation benefits described in Section 4980B of the Code or Part G of Subtitle B of Title I of ERISA or any comparable provisions under the laws of any state.

                  (xi) COLLECTIVE BARGAINING. No Plan is maintained in whole or in part pursuant to collective bargaining.

                 (xii) PARACHUTE PAYMENTS. No Plan requires or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code, and the consummation of the transactions contemplated by this Agreement will not be a factor in causing payments to be made by FBS, FFI or any of the Subsidiaries that are not deductible (in whole or in part) under Section 280G of the Code.

               3.19. INSURANCE. Schedule 3.19 hereto lists and summarizes each insurance policy maintained by FFI or any of the Subsidiaries with respect to its properties and assets. All such insurance policies are in full force and effect, and neither FFI nor any of the Subsidiaries is in default with respect to its obligations under any of such insurance policies.

               3.20. COMPLIANCE WITH LAWS; PERMITS. Each of FFI and the Subsidiaries has complied in all respects with all applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof which affect the business or any owned or leased properties of FFI or any of the Subsidiaries and to which FFI or any of the Subsidiaries may be subject (including, without limitation, the Occupational Safety and Health Act of 1970, the Federal Deposit Insurance Act, the Real Estate Settlement Procedures Act, the Home Mortgage Disclosure Act of 1975, the Fair Housing Act, the Equal Credit Opportunity Act and the Federal Reserve Act, each as amended, and any other state or federal acts (including rules and regulations thereunder) regulating or otherwise affecting employee health and safety or the environment), except where failure to so comply would not, individually or in the aggregate, have a material adverse effect on the business, operations, results of operations or financial condition of FFI and the Subsidiaries, taken as a whole, or FFI's ability to consummate the transactions contemplated hereby; and no claims have been filed by any such governments or agencies against FFI or any of the Subsidiaries alleging such a violation of any such law or regulation which have not been resolved to the satisfaction of such governments or agencies. Each of FFI and the Subsidiaries holds all of the permits, licenses, certificates and other authorizations of foreign, federal, state and local governmental agencies required for the conduct of its business, except where failure to obtain such authorizations would not, individually or in the aggregate, have a material adverse effect on the business, operations, results of operations or financial condition of FFI and the Subsidiaries, taken as whole, or the ability of FFI to consummate the transactions contemplated hereby. Except as disclosed in Schedule 3.20, neither FFI nor any of the Subsidiaries is subject to any cease and desist order, written agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory agreement letter from, or has adopted any board resolutions at the request of, federal or state governmental authorities charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits (collectively, the "Bank Regulators"), nor have any of FFI or any of the Subsidiaries been advised by any Bank Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

               3.21. ADMINISTRATION OF FIDUCIARY ACCOUNTS. Each Subsidiary has properly administered, in all respects material and which could reasonably be expected to be material to the business, operations, results of operations or financial condition of FFI and the Subsidiaries, taken as a whole, all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither FFI, any Subsidiary, nor any director, officer or employee of FFI or any Subsidiary has committed any breach of trust with respect to any such fiduciary account which is material to or could reasonably be expected to be material to the business, operations, results of operations or financial condition of FFI and the Subsidiaries, taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account in all material respects.

               3.22. PROSPECTUS/PROXY STATEMENT. At the time the Prospectus/Proxy Statement is mailed to the shareholders of FFI in order to obtain approvals referred to in Section 5.8(a) and at all times subsequent to such mailing up to and including the times of such approvals, such Prospectus/Proxy Statement (including any supplements thereto), with respect to all information set forth therein relating to FFI (including the Subsidiaries) and its shareholders, FFI Common Stock, this Agreement, the Merger and all other transactions contemplated hereby, will (a) comply in all material respects with applicable provisions of the 1933 Act and the 1934 Act and (b) not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

               3.23. REGULATORY APPROVALS. As of the date hereof, FFI is not aware of any reason that the regulatory approvals specified in Section 5.1 would not be obtained.

               3.24.  INTEREST RATE RISK MANAGEMENT INSTRUMENTS.

               (a) Schedule 3.24 sets forth a true, correct and complete list of all interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements to which FFI or any of the Subsidiaries is a party or by which any of their properties or assets may be bound. FFI has delivered or made available to FBS true, correct and complete copies of all such interest rate risk management agreements and arrangements.

               (b) All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements to which FFI or any of the Subsidiaries is a party or by which any of their properties or assets may be bound were entered into in the ordinary course of business and, to FFI's knowl-edge, in accordance with prudent banking practice and applicable rules, regulations and policies of the Bank Regulators and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. FFI and each of the Subsidiaries has duly performed in all material respects all of its obligations thereunder to the extent that such obligations to perform have accrued; and to FFI's knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

               3.25. RIGHTS AGREEMENT. The execution of this Agreement and the Stock Option Agreement, the acquisition of FFI Common Stock pursuant to the Agreement and the Stock Option Agreement and the consummation of the other transactions contemplated hereby and thereby do not and will not result in FBS or any of as existing or future affiliates or associates becoming an "Acquiring Person" (as such term is defined in the Rights Agreement, dated as of December 19, 1994, between State Street Bank & Trust Company and FFI (the "FFI Rights Agreement")) under the FFI Rights Agreement, result in any Triggering Event (as such term is defined in the FFI Rights Agreement) or enable or require the Rights (as such term is defined in the FFI Rights Agreement) to become exercisable, distributable or triggered.

               3.26.  ANTITAKEOVER PROVISIONS INAPPLICABLE.  The provisions of
Article 24 of the Nebraska Revised Statutes do not and will not apply to this Agreement or the Stock Option Agreement or the transactions contemplated thereby because the required approval of FFI's Board of Directors with respect to such agreements has been obtained prior to the execution of this Agreement and prior to the date of the Stock Option Agreement. FFI has taken all actions required to exempt this Agreement and the Stock Option Agreement and the transactions contemplated hereby and thereby from the provisions of Article X of the FFI Charter and any state anti-takeover laws.

                                    ARTICLE 4

                     CONDUCT OF BUSINESS PENDING THE MERGER

               4.1. CONDUCT OF BUSINESS OF FFI. From the date of this Agreement to the Effective Date, unless FBS shall otherwise consent in writing, which consent will not be unreasonably withheld, or as otherwise expressly contemplated or permitted by other provisions of this Agreement, including this
Section 4.1:

               (a) Beginning with the third calendar quarter of 1995 and for each succeeding calendar quarter thereafter prior to that calendar quarter in which the Effective Date shall occur, FFI

                   (i) will not declare or pay any dividends or make any distributions on shares of FFI Common Stock, except cash dividends which shall be equal to either: (A) $.30 per share per quarter or (B) that amount per share per quarter calculated by multiplying the amount paid by FBS on each share of FBS Common Stock for such quarter times the Exchange Ratio; and

                  (ii) except as hereinbelow provided, will not declare any dividends or distributions in any amount on FFI Common Stock in the quarter in which the Effective Date shall occur and in which the shareholders of FFI Common Stock are entitled to receive quarterly dividends on the shares of FBS Common Stock into which the shares of FFI Common Stock have been converted. It is the intent of this subparagraph (ii) to provide that the holders of FFI Common Stock will receive, with respect to the quarter in which the Effective Date occurs, either cash dividends on their shares of FFI Common Stock with respect to such quarter or cash dividends with respect to such quarter as the holders of shares of FBS Common Stock received in exchange for the shares of FFI Common Stock, but will not receive and will not become entitled to receive with respect to the same calendar quarter both a cash dividend as shareholders of FFI and a cash dividend as the holders of the shares of FBS Common Stock received in exchange for the shares of FFI Common Stock. In the event that FFI does not declare cash dividends on its FFI Common Stock in a particular calendar quarter because of FFI's reasonable expectation that the Effective Date would occur in said calendar quarter wherein the holders of FFI Common Stock would have become entitled to receive cash dividends with respect to such calendar quarter on the shares of FFI Common Stock, and the Effective Date does not in fact occur effective in such calendar quarter, then, as a result thereof, FFI shall be entitled to declare a cash dividend (within the limitations of this Section 4.1) on said shares of FFI Common Stock with respect to such calendar quarter as soon as reasonably practicable.

               (b) FFI will not issue, tell, grant any warrant, option, phantom stock option, stock appreciation right or commitment of any kind for, or related to, or acquire for value, any shares of its capital stock or otherwise effect any change in connection with its equity capitalization, except as set forth on
Schedule 3.3 and except pursuant to the Stock Option Agreement.

               (c) Except as otherwise set forth in or contemplated by this Agreement, FFI will carry on its businesses in substantially the same manner as heretofore, keep in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it and use its best efforts to maintain and preserve its business organization intact.

               (d) Neither FFI nor any Subsidiary will (i) enter into any new line of business or incur or agree to incur any obligation or liability except liabilities and obligations (including corporate debt issuances) incurred in the ordinary course of business, except as may be directed by any regulatory agency;
(ii) except as may be directed by any regulatory agency, change its or the Subsidiaries' lending, investment, liability management and other material banking policies in any material respect; (iii) except in the ordinary course of business and consistent with prior practice, grant any general or uniform increase in the rates of pay of employees; (iv) establish any new employee benefit plan or bonus plan or arrangement, or amend any existing employee benefit or bonus plan or arrangement (except as required by law); (v) incur or commit to any single or group of related capital expenditures or commitment therefor with an aggregate market value in excess of $250,000 other than in the ordinary course of business (which will in no event include the establishment of new branches and other facilities or any capital expenditures for such purpose); or (vi) merge into, consolidate with or permit any other corporation to be merged or consolidated with it or any of its Subsidiaries or acquire outside of the ordinary course of business part of or all the assets or stock of any other corporation or person.

               (e) FFI will not change its or its Subsidiaries' methods of accounting in effect at December 31, 1994, except as required by changes in generally accepted accounting principles as concurred in by Ernst & Young LLP, or change any of its methods of reporting income and deductions for Federal income tax purposes from those employed in the preparation of FFI's Federal income tax returns for the taxable years ending December 31, 1993 and 1994, except as required by changes in law.

               (f) FFI will promptly advise FBS in writing of all material corporate actions taken by the directors and shareholders of FFI and furnish FBS with copies of all monthly and other interim financial statements of FFI as they become available.

               (g) FFI, its Subsidiaries and their respective officers, directors and employees will not contract for or acquire, at the expense of FFI or any of its Subsidiaries, a policy or policies providing for insurance coverage for directors, officers and/or employees of FFI and/or its Subsidiaries for any period subsequent to the Effective Date for events occurring before or after the Effective Date; provided, however, that FFI may renew, extend or replace existing policies in the ordinary course consistent with past practices for periods of not greater than one year.

               (h) Neither FFI nor any of the Subsidiaries shall, directly or indirectly, amend or propose to amend its Charter or Bylaws.

               (i) Neither FFI nor any of the Subsidiaries shall sell, assign, transfer, mortgage or pledge any of its assets with an aggregate market value in excess of $200000, except (x) in the ordinary course of business, including REO,
(y) liens and encumbrances for current property taxes not yet due and payable and (z) liens and encumbrances which do not materially affect the value of, or interfere with the past or future use or ability to convey, the property subject thereto or affected thereby.

               (j) Neither FFI nor any of the Subsidiaries shall enter into any settlement or similar agreement involving payments of more than $250,000 with respect to any action, suit, proceeding, order or investigation or take any other significant action with respect to the conduct of any action, suit, pro-ceeding, order or investigation to which FFI or any of the Subsidiaries is a party or becomes a party after the date of this Agreement, in each case without prior consultation with FBS.

               (k) Neither FFI nor any of the Subsidiaries shall agree to do any of the foregoing.

For purposes of this Agreement, the words "prior consultation" with respect to any action means advance notice of such proposed action and a reasonable opportunity to discuss such action in good faith prior to taking such action.

               4.2. CONDUCT OF BUSINESS OF FBS. From the date of this Agreement to the Effective Date, unless FFI shall otherwise consent in writing, which consent will not be unreasonably withheld or as otherwise expressly contemplated or permitted by other provisions of this Agreement, including this
Section 4.2:

               (a) FBS will not adopt or implement any amendment to its Charter or any plan or reorganization which would affect in any manner the terms and provisions of the shares of FBS Common Stock or the rights of the holders of such shares or reclassify the FBS Common Stock; provided that nothing in this
Section 4.2(a) shall be construed to prohibit FBS from amending its Charter to increase the number of authorized shares of its capital stock.

               (b) FBS will not, and will cause its subsidiaries not to, intentionally make or agree to make any acquisition, or take any other action, that materially adversely affects its ability to consummate the transactions contemplated by this Agreement.


                                    ARTICLE 5

                       ADDITIONAL COVENANTS AND AGREEMENTS

               5.1. FILINGS AND APPROVALS. Each party will use all reasonable efforts and will cooperate with the other party in the preparation and filing, within 45 days of the date of this Agreement, of all applications or other documents required to obtain regulatory approvals and consents from the Board of Governors of the Federal Reserve System (the "FRB"), the Nebraska Department of Banking and Finance, the Superintendent of Banking of Iowa, the Banking Commissioner of Wyoming and any other applicable regulatory authorities (including any applications with the Office of the Comptroller of the Currency and the Office of Thrift Supervision deemed by FBS to be necessary to allow it to consolidate the operations of the Banking Subsidiaries with the operations of FBS's bank and thrift subsidiaries) and provide copies of such applications, filings and related correspondence to the other party. Prior to filing each application, registration statement or other document with the applicable regulatory authority, each party will provide the other party with an opportunity to review and comment on the nonconfidential portions of each such application, registration statement or other document. Each party will use all reasonable efforts and will cooperate with the other parties in taking any other actions necessary to obtain such regulatory or other approvals and consents, including participating in any required hearings or proceedings. Subject to the terms and conditions herein provided, each party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

               5.2. CERTAIN LOANS AND RELATED MATTERS. FFI will continue to prepare, consistent with past practices, and will furnish to FBS, a complete and accurate list as of the end of each calendar month after June 1995 of (a) all of the Banking Subsidiaries' periodic internal credit quality reports prepared during such calendar month, (b) all loans of any Banking Subsidiary classified as non-accrual as restructured, as 90 days past due, as still accruing and doubtful of collection or any comparable classification, (c) all REO, including in-substance foreclosures and real estate in judgment, (d) any current repurchase obligations of any Banking Subsidiary with respect to any loans, loan participations or state or municipal obligations or revenue bonds and (e) any standby letters of credit issued by any Banking Subsidiary.

               5.3. EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

               5.4. NO NEGOTIATIONS, ETC. FFI will not, and will cause the Subsidiaries and FFI's and the Subsidiaries' respective officers, directors, employees, agents and affiliates, not to, directly or indirectly, solicit, authorize, initiate or encourage submission of, any proposal, offer, tender offer or exchange offer from any person or entity (including any of its or their officers or employees) relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or a material portion of the assets or deposits of, or any equity interest in, FFI or any of the Subsidiaries or other similar transaction or business combination involving FFI or any of the Subsidiaries, or, unless FFI shall have determined, after receipt of a written opinion of counsel to FFI (a copy of which opinion shall be delivered to FBS), that the Board of Directors of FFI has a fiduciary duty to do so, (a) participate in any negotiations in connection with or in furtherance of any of the foregoing or (b) permit any person other than FBS and its representatives to have any access to the facilities of, or furnish to any person other than FBS and its representatives any non-public information with respect to, FFI or any of the Subsidiaries in connection with or in furtherance of any of the foregoing. FFI shall promptly notify FBS if any such proposal or offer, or any inquiry from or contact with any person with respect thereto, is made, and shall promptly provide FBS with such information regarding such pro-posal, offer, inquiry or contact as FBS may request.

               5.5. NOTIFICATION OF CERTAIN MATTERS. Each party shall give prompt notice to the other party of (a) the occurrence or failure to occur of any event or the discovery of any information, which occurrence, failure or discovery would be likely to cause any representation or warranty on its part contained in this Agreement to be materially untrue or inaccurate when made at the Effective Date or at any time prior to the Effective Date and (b) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

               5.6.  ACCESS TO INFORMATION; CONFIDENTIALITY.

               (a) FFI shall permit and shall cause each of the Subsidiaries to permit FBS full access on reasonable notice and at reasonable hours to its properties and shall disclose and make available (together with the right to copy) to FBS and to the internal auditors, loan review officers, employees, attorneys, accountants and other representatives of FBS all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of FFI and the Subsidiaries, including, without limitation, all books of account (including, without limitation, the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files (including, without limitation, legal research memoranda), documents relating to assets and title thereto (including, without limitation, abstracts, title insurance policies, surveys, environmental reports, opinions of title and other information relating to the real and personal property), plans affecting employees, securities transfer records and shareholder lists, and any books, papers and records relating to other assets, business activities or prospects in which FBS may have a reasonable interest, including, without limitation, its interest in planning for integration and transition with respect to the business of FFI and the Subsidiaries; provided, however, that the foregoing rights granted to FBS shall, whether or not and regardless of the extent to which the same are exercised, in no way affect the nature or scope of the representations,
warranties and covenants of FFI set forth herein.   In addition, FFI shall cause
each of the Subsidiaries to instruct its officers, employees, counsel and accountants to be available for, and respond to any questions of, such FBS representatives at reasonable hours and with reasonable notice by FBS to such individuals, and to cooperate fully with FBS in planning for the integration of the business of FFI and the Subsidiaries with the business of FBS and its subsidiaries.

               (b) FBS shall permit reasonable access to its properties and shall disclose and make available (together with the right to copy) to FFI and to its representatives FBS's financial books and records, minute books of directors' and shareholders' meetings, organizational documents, bylaws, and filings with any regulatory authority; provided, however, that the foregoing rights granted to FFI shall, whether or not and regardless of the extent to which the same are exercised, in no way affect the nature or scope of the representations, warranties and covenants of FBS set forth herein. In addition, FBS shall instruct its officers, employees, counsel and accountants to be available for, and respond to reasonable questions of, representatives of FFI at reasonable hours and with reasonable notice by FFI to such individuals.

               (c) All information furnished by FFI or FBS pursuant hereto shall be treated as the sole property of the party furnishing the information until the Effective Date, and, if the Effective Date shall not occur, the receiving party shall return to the party which furnished such information, or destroy, all documents or other materials (including copies thereof) containing, reflecting or referring to such information. In addition, the receiving party shall keep confidential all such information and shall not directly or indirectly use such information for any competitive or other commercial purpose. In the event that this Agreement shall terminate, neither party shall disclose, except as required by law or pursuant to the request of an administrative agency or other regulatory body, the basis or reason for such termination, without the consent of the other party. The obligation to keep such information confidential shall not apply to (i) any information which (A) was already in the receiving party's possession prior to the disclosure thereof to the receiving party by the party furnishing the information, (B) was then generally known to the public, (C) became known to the public through no fault of the receiving party or its representatives or (D) was disclosed to the receiving party by a third party not bound by an obligation of confidentiality or (ii) disclosures required by law, governmental or regulatory authority.

               5.7.  FILING OF TAX RETURNS AND ADJUSTMENTS.

               (a) FFI, on behalf of FFI and each of the Subsidiaries, shall file (or cause to be filed) at their own expense, on or prior to the due date, all Tax returns, including all Plan returns and reports, for all Tax periods ending on or before the Effective Date where the due date for such returns or reports (taking into account valid extensions of the respective due dates) falls on or before the Effective Date; provided, however, that neither FFI nor any of the Subsidiaries shall file any such Tax returns, or other returns, elections or information statements with respect to any liabilities for Taxes (other than federal, state or local sales, use, withholding or employment tax returns or statements), or consent to any adjustment or otherwise compromise or settle any matters with respect to Taxes, without prior consultation with FBS; provided, further, that neither FFI nor any of the Subsidiaries shall make any election or take any other discretionary position with respect to Taxes, in a manner inconsistent with past practices, without the prior written approval of FBS, which approval shall not be unreasonably withheld. In the event the granting or withholding of such approval by FBS results in additional Taxes owing for any Tax period ending on or before the Effective Date, liability for such additional Taxes shall not cause any representation of FFI relating to Taxes to be untrue. FFI shall provide FBS with a copy of appropriate workpapers, schedules, drafts and final copies of each federal and state income Tax return or election of FFI and each of the Subsidiaries (including returns of all Plans) at least ten days before filing such return or election and shall reasonably cooperate with any request by FBS in connection therewith.

               (b) FBS, in its sole and absolute discretion, will file (or cause to be filed) all Tax returns of FFI and each of the Subsidiaries due after the Effective Date. After the Effective Date, FBS, in its sole and absolute discretion and to the extent permitted by law, shall have the right to amend, modify or otherwise change all Tax returns of FFI and each of the Subsidiaries for all Tax periods.

               5.8.  REGISTRATION STATEMENT.


               (a) For the purposes (i) of holding a meeting of the shareholders of FFI to approve this Agreement and the Merger and (ii) of registering the FBS Common Stock to be issued to holders of FFI Common Stock in connection with the Merger with the SEC and with applicable state securities authorities, the parties hereto shall cooperate in the preparation of an appro-priate registration statement (such registration Statements together with all and any amendments and supplements thereto, being herein referred to as the "Registration Statement"), which shall include a prospectus/proxy statement satisfying all applicable requirements of the 1933 Act, the 1934 Act, applicable state securities laws and the rules and regulations thereunder (such prospectus/proxy statement, together with any and all amendments or supplements thereto, being herein referred to as the "Prospectus/Proxy Statement").

               (b) FBS shall furnish such information concerning FBS as is necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to FBS, to be prepared in accordance with Section 5.8(a). FBS agrees promptly to advise FFI if at any time prior to the FFI shareholders' meeting any information provided by FBS in the Prospectus/Proxy Statement becomes incorrect or incomplete in any material respect, and to provide the information needed to correct such inaccuracy or omission.

               (c) FFI shall furnish FBS with such information concerning FFI and the Subsidiaries as is necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to FFI and the Subsidiaries, to be prepared in accordance with Section 5.8(a). FFI agrees promptly to advise FBS if at any time prior to the FFI shareholders' meeting any information provided by FFI in the Prospectus/Proxy Statement becomes incorrect or incomplete in any material respect, and to provide FBS with the information needed to correct such inaccuracy or omission.

               (d) FBS will use reasonable efforts to file the Registration Statement with the SEC and applicable state securities agencies within 45 days of the date of this Agreement. FBS shall use reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and applicable state securities laws at the earliest practicable date. FFI authorizes FBS to utilize in the Registration Statement the information concerning FFI and the Subsidiaries provided to FBS for the purpose of inclusion in the Prospectus/Proxy Statement. FFI shall have the right to review and comment on the form of proxy statement included in the Registration Statement. FBS shall advise FFI promptly when the Registration Statement has become effective and of any supplements or amendments thereto, and FBS shall furnish FFI with copies of all such documents. Prior to the Effective Date or the termination of this Agreement, each party shall consult with the other with respect to any material (other than the Prospectus/Proxy Statement) that might constitute a "prospectus" relating to the Merger within the meaning of the 1933 Act.

               (e) FBS shall use reasonable efforts to cause to be delivered to FFI a letter relating to the Registration Statement from Ernst & Young LLP, FBS's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to FFI, in form and substance reasonably satisfactory to FFI and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

               (f) FFI shall use reasonable efforts to cause to be delivered to FBS a letter relating to the Registration Statement from Arthur Andersen LLP, FFI's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to FBS, in form and substance reasonably satisfactory to FBS and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

               (g) FBS shall bear the costs of all SEC filing fees with respect to the Registration Statement and the costs of qualifying the shares of FBS Common Stock under Blue Sky Laws to the extent necessary. FFI shall bear all printing and mailing costs in connection with the preparation and mailing of the Prospectus/Proxy Statement to FFI shareholders. FBS and FFI shall each bear their own legal and accounting expenses in connection with the Registration Statement.

               5.9. AFFILIATE LETTERS. FFI shall use its best efforts to obtain and deliver to FBS at least 31 days prior to the Effective Date a signed representation letter substantially in the form of Exhibit C hereto from each shareholder of FFI who may reasonably be deemed an "affiliate" of FFI within the meaning of such term as used in Rule 145 under the 1933 Act. FBS may place appropriate legends on the stock certificates of affiliates of FFI.

               5.10. ESTABLISHMENT OF ACCRUALS. If requested by FBS, on the business day immediately prior to the Effective Date, FFI shall, consistent with generally accepted accounting principles, establish such additional accruals and reserves as may be necessary to conform FFI's accounting and credit loss reserve practices and methods to those of FBS (as such practices and methods are to be applied to FFI or its Subsidiaries from and after the Effective Date) and reflect FBS's plans with respect to the conduct of FFI's business following the Merger and to provide for the costs and expenses relating to the consummation by FFI of the transactions contemplated by this Agreement; provided, however, that FFI shall not be required to take such action (A) if such action is prohibited by applicable law or (B) unless FBS informs FFI that it has no reason to believe that all conditions to FBS's obligations to consummate the transactions contemplated by this Agreement set forth in Article 6 hereof will not be satisfied or waived. The establishment of such accruals and reserves shall not in and of itself, constitute a breach of any representation or warranty of FFI contained in this Agreement or constitute a material adverse change in the business, operations, results of operations or financial condition of FFI and the Subsidiaries, taken as a whole.

               5.11.  EMPLOYEE MATTERS.

               (a) GENERAL. Subject to the following agreements, after the Effective Date FBS shall have the right to continue, amend or terminate any of the Plans (as defined in Section 3.18) in accordance with the terms thereof and subject to any limitation arising under applicable law. Until FBS shall take such action, however, such Plans shall continue in force for the benefit of present and former employees of FFI or the Subsidiaries who have any present or future entitlement to benefits under any of the Plans ("FFI Employees").

               (b) FFI 401(k) PLAN. After the Effective Date, FBS will terminate the accrual of benefits under the FFI 401(k) plans listed on Schedule 3.18(b)(i)(B) and sponsored by FFI or any Subsidiary not more than two years after the Effective Date. Benefits accruing between the Effective Date and the date on which the accrual of benefits is terminated shall be fully and immediately vested as of that time. Distributions shall not be permitted from the FFI 401(k) plans merely because of the discontinuance of accruals or the transfer of assets and liabilities.

               (c)  FBS PLANS.

                   (i) FBS CAP (401(k)) PLAN. After the Effective Date, FBS shall take such actions as may be necessary to cause eligible FFI Employees to become qualified to participate in the FBS Capital Accumulation Plan ("CAP") concurrent with the date that FBS causes accruals to cease under the FFI 401(k) plan. All service with FFI and any of the Subsidiaries (whether before or after the Effective Dan) since an individual's most recent date of hire shall be recognized under the CAP for eligibility and vesting purposes but shall not be recognized for contribution and allocation purposes.

                  (ii) WELFARE AND OTHER BENEFITS. Following the Effective Date, at such time as FBS shall determine, FBS shall use its best efforts to cause FFI Employees to be covered by the welfare and other generally applicable benefit plans and practices of FBS; and, pending such coverage, FBS will use its best efforts to provide welfare and other generally applicable benefit plans that, taken as a whole, provide coverage substantially similar to the then current plans and practices of FBS or those of FFI imme-diately prior to the Effective Date; provided, that during any such interim period, FBS shall not be obligated to continue any particular welfare or other benefit plans or practices of FFI or any Subsidiary, as the case may be, applicable to FFI Employees.

                    (d) VESTED RIGHTS. FBS will honor the obligations of FFI with respect to vested rights under Plans and agreements of FFI relating to FFI Employees in accordance with the terms of such vested rights and subject to the provisions of Section 5.11(a).

               (e) LIMITATION ON ENFORCEMENT. This Section 5.11 is an agreement solely between FFI and the Subsidiaries and FBS. Nothing in this
Section 5.11, whether express or implied, confers upon any employee of FFI, any of the Subsidiaries or FBS or any other person, any rights or remedies, including, but not limited to: (i) any right to employment or recall, (ii) any right to continued employment for any specified period, or (iii) any right to claim any particular compensation, benefit or aggregate of benefits, of any kind or nature whatsoever, as a result of this Section 5.11.

               5.12. TAX TREATMENT. Neither FFI nor any of the Subsidiaries nor FBS shall take any action which would disqualify the Merger as a "reorganization" that would be tax free to the shareholders of FFI pursuant to
Section 368(a) of the Code.

               5.13.  STOCK OPTIONS.

               (a) STOCK OPTION PLANS. On the Effective Date, and to the extent permitted by applicable plans and agreements, each outstanding option to purchase shares of FFI Common Stock (a "Stock Option") issued pursuant to the stock option plans listed on Schedule 3.3 (collectively, the "FFI Stock Option Plans") shall be assumed by FBS and shall thereafter be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such option, the same number of shares of FBS Common Stock as the holder of such option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Date, at a price per share equal to (x) the aggregate exercise price for the shares of FFI Common Stock otherwise purchasable pursuant to such option divided by (y) the number of full shares of FBS Common Stock deemed purchasable pursuant to such option; provided, however, that in the case of any option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code ("incentive stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such options shall be determined in order to comply with Section 424(a) of the Code.

               (b) REGISTRATION OF STOCK OPTION PLANS. FBS shall take all corporate action necessary to reserve for issuance a sufficient number of shares of FBS Common Stock for delivery upon exercise of Stock Options assumed by it in accordance with this Section 5.13. As soon as practicable after the Effective Date, FBS shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), or another appropriate form with respect to the shares of FBS Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

               5.14.  INDEMNIFICATION AND INSURANCE.

               (a) From and after the Effective Dam, FBS shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Date, an officer, director or employee of FFI or any of the Subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attor-ney's fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of FBS, which consent shah not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation (a "Claim") in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of FFI or any of the Subsidiaries if such Claim pertains to any matter or fact arising, existing or occurring prior to the

Effective Date (including, without limitation, the Merger and other transactions contemplated by this Agreement or the Stock Option Agreement), regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Date (the "Indemnified Liabilities") to the full extent permitted under applicable Nebraska or federal law as of the date hereof or as amended prior to the Effective Date and under FFI's Charter and Bylaws as in effect on the date hereof (and FBS shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law and under such Charter or Bylaws, upon receipt of any undertaking required by such Charter, Bylaws or applicable law). Any Indemnified Party wishing to claim indemnification under this Section 5.14(a), upon learning of any Claim, shall notify FBS (but the failure so to notify FBS shall not relieve it from any liability which FBS may have under this Section 5.14(a) except to the extent such failure prejudices FBS) and shall deliver to FBS any undertaking required by such Charter, Bylaws or applicable law. FBS shall use its best ef-forts to assure, to the extent permitted under applicable law, that all limitations of liability existing in favor of the Indemnified Parties as provided in the FFI Charter and Bylaws, as in effect as of the date hereof, with respect to claims or liabilities arising from facts or events existing or occurring prior to the Effective Date (including, without limitation, the transactions contemplated by this Agreement), shall survive the Merger. The obligations of FBS described in this Section 5.14(a) shall continue in full force and effect, without any amendment thereto, for a period of not less than six years from the Effective Date; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim.

               (b) From and after the Effective Date, the directors, officers and employees of FFI and the Subsidiaries who become directors, officers or employees of FBS or any of its subsidiaries, except for the indemnification rights set forth in Section 5.14(a) or as otherwise provided by applicable law, shall have indemnification rights with prospective application only. The prospective indemnification rights shall consist of such rights to which directors, officers and employees of FBS are entitled under the provisions of the Charter or similar governing documents of FBS and its subsidiaries, as in effect from time to time after the Effective Date, as applicable, and provisions of applicable law as in effect from time to time after the Effective Date.

               (c) The obligations of FBS provided under Sections 5.14(a) and 5.14(b) are intended to benefit, and be enforceable against FBS directly by, the Indemnified Parties, and shall be binding on all respective successors of FBS.

               (d) For a period of five years after the Effective Date, FBS shall use its best efforts to provide that portion of directors' and officers' liability insurance that serves to reimburse officers and directors of FFI or any of the Subsidiaries (as opposed to FBS or FFI) with respect to claims against such officers and directors arising from facts or events which occurred before the Effective Date of at least the same coverage and amounts, and containing terms and conditions no less advantageous, as that coverage currently provided by FFI; provided, however, that the annual premiums for such coverage will not exceed 200% of the annual premiums currently paid by FFI for such coverage; provided, further, that officers and directors of FFI or any Subsidiary may be required to make application and provide customary representations and warranties to FBS's insurance carrier for the purpose of obtaining such insurance; and provided, further, that such coverage will have a single aggregate for such three-year period in an amount not less than the annual aggregate of such coverage currently provided by FFI.

               5.15. FBS SEC REPORTS. FBS shall continue to file all reports with the SEC necessary to permit the shareholders of FFI who are "affiliates" of FFI (within the meaning of such term as used in Rule 145 under the 1933 Act) to sell the FBS Common Stock received by them in connection with the Merger pursuant to Rules 144 and 145(d) under the 1933 Act if they would otherwise be so permitted. After the Effective Date, FBS will file with the SEC reports and other materials required by the federal securities laws on a timely basis.

               5.16. SEC REPORTS. Each of FBS and FFI agree to provide to the other party copies of all reports and other documents filed with the SEC by it between the date hereof and the Effective Date within five days after the date such reports or other documents are filed with the SEC.

               5.17. STOCK EXCHANGE LISTING. FBS shall use its best efforts to list on the New York Stock Exchange, subject to official notice of issuance, the shares of FBS Common Stock to be issued to the holders of FFI Common Stock in the Merger.

               5.18. SHAREHOLDER APPROVAL. FFI shall call a meeting of its shareholders for the purpose of voting upon this Agreement and the Merger, and shall schedule such meeting based on consultation with FBS. The Board of Directors of FFI shall recommend approval of this Agreement and the Merger, and use its best efforts (including, without limitation, soliciting proxies for such approvals) to obtain such shareholder approval, unless the Board of Directors of FFI determines, after receipt of a written opinion of counsel to FFI (a copy of which shall be delivered to FBS), that recommending such approval or using its best efforts to obtain such shareholder approval would be a breach of its fiduciary duties.

               5.19. CONVERSION OF CUSTOMER DATA FILES AND RECORDS. As of the Effective Date, FFI shall use reasonable efforts to cause its existing customer data files and records to be in such format as is necessary to allow the then existing FBS loan and deposit application systems to process FFI's customer data. FBS agrees to cooperate with FFI to exchange information and data regarding the respective procedures, records and systems with the objective of assisting FFI in developing and implementing such a conversion of data files and records. Customer data files and records shall include all customer information, accounting information, statement records and data regularly maintained by FFI on electronic information systems or electronic media (including, without limitation, data relating to all deposit and loan customers, ACH and ATM transactions, cash management and collection services, wire transfers, credit card processing systems and other related or similar systems).

In the event that this Agreement is terminated pursuant to the terms of Section
7.1 hereof, FBS shall promptly reimburse FFI for its expenses directly relating to its effort to comply with the provisions of this Section 5.19.

               5.20. EMPLOYMENT AGREEMENT. As of the Effective Date, FBS shall expressly assume and agree to perform the Employment Agreement dated August 4, 1995 between FFI and David A. Rismiller as in effect on the date of this Agreement or as amended with the prior written consent of FBS.

               5.21. PRE-ACQUISITION INVESTIGATION. FBS will initiate a pre-acquisition review of the books, records and facilities of FFI and the Subsidiaries and will complete such investigation as soon as reasonably possible, but in any event, not later than September 5, 1995. FFI will use its best efforts to provide FBS as soon as reasonably practicable but in any event not later than August 14, 1995, the information requested on the due diligence request list provided prior to the date of this Agreement by FBS to FFI in connection with such review. FBS shall advise FFI at the conclusion of such pre-acquisition investigation of all matters then known to FBS which involve credit risk, litigation, loss contingencies or financial exposures, interest rate risk, operations or data processing exposures or environmental exposures and, in the reasonable judgment of the Board of Directors of FBS, are of such significance as to be reasonably likely to materially and adversely affect the financial condition or the results of operations of FFI and the Subsidiaries, taken as a whole. FBS shall have the right to terminate this Agreement set forth in Section 7.1(g) hereof notwithstanding the fact that such matters may have been disclosed in the Schedules to this Agreement. The provisions of this
Section 5.21 are in addition to the rights of FBS pursuant to Section 5.6 hereof.

               5.22. DISCLOSURE SCHEDULES. FFI will deliver to FBS all Schedules referred to in the representations and warranties contained in Article 3 of this Agreement containing exceptions to such representations and warranties and all documents required to be delivered to FBS by FFI pursuant to such
Article 3 (other than those required in Sections 3.3 and 3.8, and the Charter and Bylaws of FFI and FFI's Annual Report on Form 10-K for the year ended December 31, 1994, which have been delivered prior to the execution of this Agreement) as soon as practicable but in any event no later than August 14, 1995. Such Schedules shall in each case describe the nature of each exception in reasonable detail, and in a form reasonably acceptable to FBS. Such Schedules shall be deemed to speak as of the date of delivery thereof to FBS and shall be true and correct as of such date. Any document described or referred to in such Schedules shall be delivered to FBS by FFI within two days after a request therefor by FBS, which request shall be made no later than two days following receipt of such Schedules.

                                    ARTICLE 6

                                   CONDITIONS

               6.1. CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Effective Date of the following conditions:

                    (a) REGULATORY APPROVAL. Regulatory approval for the consummation of the transactions contemplated hereby shall have been obtained from the FRB, the Nebraska Department of Banking and Finance, the Superintendent of Banking of Iowa, the Banking Commissioner of Wyoming and any other governmental authority from whom approval is required, the applicable waiting period, if any, under the Bank Holding Company Act shall have expired or been terminated, and all other statutory or regulatory waiting periods shall have lapsed. None of such approvals shall contain any conditions or restrictions, except as set forth on Schedule 6.1, that FBS reasonably believes will materially restrict or limit the business or activities of FBS or FFI and the Subsidiaries, taken as a whole, or have a material adverse effect on, or would be reasonably likely to have a material adverse effect on, the business, operations, results of operations or financial condition of FBS and its subsidiaries, taken as a whole, on the one hand, or FFI and the Subsidiaries, taken as a whole, on the other hand.

                    (b) NO INJUNCTION. No injunction or other order entered by a state or federal court of competent jurisdiction shall have been issued and remain in effect which would impair the consummation of the transactions contemplated hereby.

                    (c) NO TERMINATION. No party hereto shall have terminated this Agreement as permitted herein.

                    (d) REGISTRATION STATEMENT. The Registration Statement shall have been declared effective and shall not be subject to a stop order of the SEC, and, if the offer and sale of FBS Common Stock in the Merger pursuant to this Agreement is required to be registered under the securities laws of any state, the Registration Statement shall not be subject to a stop order of securities commission in such state.

                    (e) FEDERAL TAX OPINION. An opinion of Wachtell, Lipton, Rosen & Katz shall have been obtained with respect to the Merger, based on customary reliance and subject to customary qualifications, to the effect that for federal income tax purposes:



                           (i) The Merger will qualify as a "reorganization" under Section 368(a) of the Code;

                           (ii) No gain or loss will be recognized by any FFI shareholder (except in connection with the receipt of cash) upon the exchange of FFI Common Stock for FBS Common Stock in the Merger;

                           (iii) The basis of the FBS Common Stock received by a FFI shareholder who exchanges FFI Common Stock for FBS Common Stock will be the same as the basis of the FFI Common Stock surrendered in exchange therefor (subject to any adjustments required as the result of receipt of cash in lieu of a fractional share of FBS Common Stock);

                           (iv) The holding period of the FBS Common Stock received by a FFI shareholder receiving FBS Common Stock will include the period during which the FFI Common Stock surrendered in exchange therefor was held (provided that the FFI Common Stock of such FFI shareholder was held as a capital asset at the Effective Date); and

                           (v) Cash received by a FFI shareholder in lieu of a fractional share interest of FBS Common Stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of FBS Common Stock which the FFI shareholder would otherwise be entitled to receive, and will qualify as capital gain or loss (assuming the FFI Common Stock was a capital asset in his hands at the Effective Date).

                    Such opinion shall be delivered on and dated as of the
               Effective Date and on and as of such earlier date as may be required by the SEC in connection with the Registration Statement.

                    (f) The FBS Common Stock to be issued to holders of FFI Common Stock in the Merger shall have been approved for listing on the NYSE on official notice of issuance.

               6.2. ADDITIONAL CONDITIONS TO OBLIGATION OF FFI. The obligation of FFI to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the following conditions:

                    (a) REPRESENTATIONS AND COMPLIANCE. The representations and warranties of FBS set forth in Article 2 shall have been true and correct as of the date hereof, and shall be true and correct as of the Effective Date as if made at and as of the Effective Date, except where the failure to be true and correct would not have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, op-erations, results of operations or financial condition of FBS and its subsidiaries, taken as a whole; and FBS shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Effective Date.

                    (b) OFFICER'S CERTIFICATE. FBS shall have furnished to FFI a certificate of the Chief Financial Officer of FBS, dated as of the Effective Date, in which such officer shall certify that he has no reason to believe that the conditions set forth in Section 6.2(a) have not been fulfilled.

                    (c) SHAREHOLDER APPROVAL. This Agreement and the Merger shall have been approved by the affirmative vote of the holders of the percentage of FFI capital stock required for such approval under the provisions of FFI's Charter and Bylaws and the NBCA.

                    (d) MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there has been no material adverse change in, and no event, occurrence or development in the business of FBS or its subsidiaries that, taken together with other events, occurrences and developments with respect to such business, would have or would reasonably be expected to have a material adverse effect on, the business, operations, results of operations or financial condition of FBS and its subsidiaries, taken as a whole.

                    (e) FBS RIGHTS AGREEMENT. No event shall have occurred resulting in the Rights (as defined in the FBS Rights Agreement) being distributed or becoming exercisable or triggered.

               6.3. ADDITIONAL CONDITIONS TO OBLIGATION OF FBS. The obligation of FBS to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the following conditions:

                    (a) REPRESENTATIONS AND COMPLIANCE. The representations and warranties of FFI in this Agreement shall have been true and correct as of the date hereof, and such representations and warranties shall be true and correct as of the Effective Date as if made at and as of the Effective Date, except where the failure to be true and correct would not have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations, results of operations or financial condition of FFI and the Subsidiaries taken as a whole; and FFI shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Effective Date.

                    (b) OFFICERS' CERTIFICATE OF FFI. FFI shall have furnished to FBS a certificate of the Chief Executive Officer of FFI, dated as of the Effective Date, in which such officer shall certify that such officer has no reason to believe that the conditions set forth in Section 6.3(a) have not been fulfilled.

                    (c) AFFILIATE LETTERS. FFI shall have delivered to FBS the letters required to be delivered pursuant to Section 5.9.

                    (d) GOVERNMENTAL ACTION. There shall not be any action taken, or any statute, rule, regulation, judgment, order (other than an order issued in connection with the regulatory approvals described in Section 6.1) or injunction proposed, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any federal, state or other court, government or governmental authority or agency, which would reasonably be expected to, directly or indirectly,
               (i) challenge or seek to make illegal, or to delay or otherwise directly or indirectly to restrain or prohibit, the consummation of the transactions contemplated hereby or seek to obtain material damages in connection with the transactions contemplated hereby, (ii) seek to prohibit direct or indirect ownership or operation by FBS of all or a material portion of the business or assets of FFI or any of the Subsidiaries or of FBS or any of its subsidiaries, or to compel FBS or any of its subsidiaries or FFI or any of the Subsidiaries to dispose of or to hold separately all or a material portion of the business or assets of FBS or any of its subsidiaries or of FFI and the Subsidiaries, taken as a whole, as a result of the transactions contemplated hereby, or
               (iii) seek to require direct or indirect divestiture by FBS of any material portion of its business or assets or of the business or assets of FFI and the Subsidiaries, taken as a whole.

                    (e) MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there has been no material adverse change in, and no event, occurrence or development in the business of FFI or the Subsidiaries that, taken together with other events, occurrences and developments with respect to such business, would have or would reasonably be expected to have a material adverse effect on, the business, operations, results of operations or financial condition of FFI and the Subsidiaries, taken as a whole.

                    (f) FFI RIGHTS AGREEMENT. No event shall have occurred resulting in the Rights (as defined in the FFI Rights Agreement) being distributed or becoming exercisable or triggered.

                                    ARTICLE 7

                        TERMINATION, AMENDMENT AND WAIVER

               7.1. TERMINATION. This Agreement may be terminated prior to the Effective Date:

               (a)  by mutual consent of FBS and FFI;

               (b) by either FBS or FFI, if any of the conditions to such party's obligation to consummate the transactions contemplated in this Agreement shall have become impossible to satisfy;

               (c) by either FBS or FFI, if this Agreement and the Merger are not duly approved by the shareholders of FFI at a meeting of shareholders (or any adjournment thereof) duly called and held for such purpose;

               (d) by FBS or FFI if the Effective Date is not on or before March 31, 1996 (unless the failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement in breach of such party's obligations under this Agreement);

               (e) by FBS if, after the date hereof, the Board of Directors of FFI shall have withdrawn, modified or changed its recommendation of this Agreement or the Merger;

               (f) by FBS if after the date hereof, there shall have occurred a "Subsequent Triggering Event" as defined in the Stock Option Agreement;

               (g) by FBS in the event that the pre-acquisition investigation and review described in Section 5.21 of this Agreement discloses matters that involve credit risk, litigation loss contingencies or financial exposures, interest rate risk, operations or data processing exposures or environmental exposures and that, in the reasonable judgment of the Board of Directors of FBS, are of such significance as to materially and adversely affect, or be reasonably likely to materially and adversely affect, the reasonable expected financial or business benefits to FBS of the transactions contemplated by this Agreement; or

               (h) by FFI if there shall have occurred, since the date of this Agreement, a Significant Decline (as defined below) in the Average Closing Price (as defined below) of FBS Common Stock as compared to the price of $43.0417 (the "Conversion Price"). The "Average Closing Price" of FBS Common Stock shall mean the average of the closing price of FBS Common Stock as reported on the NYSE for the 20 consecutive trading days ending on the date the FRB issues an order approving the Merger (the "Final Calculation Period"). A "Significant Decline" shall be deemed to have occurred if (i) the FBS Average Closing Price is less than 80% of the Conversion Price and (ii) the number obtained by dividing the FBS Average Closing Price by the Conversion Price is less than the number obtained by dividing the average of the closing prices of the Morgan Stanley 35-Bank Regional Peer Group during the Final Calculation Period by the average of the closing prices of the Morgan Stanley 35-Bank Regional Bank Peer Group for the 20 consecutive trading days ending on the day prior to the date hereof and subtracting .20 from the quotient.

               (i) by FBS if on the date following the execution and delivery of this Agreement, FFI does not execute and deliver the Stock Option Agreement.

               (j) by FBS if, within three business days of receipt of the Schedules and documents required to be delivered pursuant to Section 5.22, the Board of Directors of FBS determines in its reasonable judgment that such Schedules or documents disclose matters that are of such significance as to materially and adversely affect, or be reasonably likely to materially and adversely affect, the reasonable expected financial or business benefits to FBS of the transactions contemplated by this Agreement.

Any party desiring to terminate this Agreement shall give written notice of such termination and the reasons therefor to the other party. Termination pursuant to Section 7.1(g) shall only be effective if written notice thereof is given not more than 21 days after the date FBS receives all of the information on the due diligence list referenced in Section 5.21.

               7.2. EFFECT OF TERMINATION. If this Agreement is terminated as permitted by Section 7.1, such termination shall be without liability or obligation of any party (or any shareholder, officer, employee, agent, consultant or representative of such party) to any other party to this Agreement, except as provided in Section 8.6 and except that neither party to this Agreement shall be released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

               7.3. AMENDMENT. This Agreement may not be amended except by an instrument in writing approved by the parties to this Agreement and signed on behalf of each of the parties hereto.

               7.4. WAIVER. At any time prior to the Effective Date, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto or (b) waive compliance with any of the agreements of any other party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit.

                                    ARTICLE 8

                               GENERAL PROVISIONS

               8.1. PUBLIC STATEMENTS. Neither FFI nor FBS shall make any public announcement or statement with respect to the Merger, this Agreement or any related transactions without the approval of the other party; provided, however, that either FBS or FFI may, upon reasonable notice to the other party, make any public announcement or statement that it believes is required by federal securities law. To the extent practicable, each of FBS and FFI will consult with the other with respect to any such public announcement or statement.

               8.2. NOTICES. All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by fax, by telecopier, by overnight delivery service, or by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice):

               if to FBS:

                    First Bank System, Inc.
                    First Bank Place
                    601 Second Avenue South
                    Minneapolis, Minnesota 55402-4302
                    Attention:  Richard A. Zona, Vice Chairman
                                  and Chief Financial Officer
                    Fax:  (612) 973-0410

               with a copy to:

                    Dorsey & Whitney P.L.L.P.
                    220 South Sixth Street
                    Minneapolis, Minnesota 55402
                    Attention:  Lee R. Mitau, Esq.
                    Fax:  (612) 340-8738

               if to FFI:

                    FirsTier Financial, Inc.
                    1700 Farnam Street
                    Omaha, Nebraska 68102-2183
                    Attention:  David A. Rismiller
                                  Chairman, President and
                                  Chief Executive Officer
                    Fax:  (402) 348-6221

               with a copy to:

                    Wachtell, Lipton, Rosen & Katz
                    51 West 52nd Street
                    New York, New York 10019
                    Attention:  Edward D. Herlihy, Esq.
                    Fax:  (212) 403-2000

               All such notices and other communications shall be deemed to have been duly given as follows: when delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if delivered by mail; when receipt acknowledged, if faxed or telecopied; and the next day after being delivered to an overnight delivery service.

               8.3. INTERPRETATION. When a reference is made in this Agreement to subsidiaries of FBS, the word "subsidiary" means any "majority-owned subsidiary"

(as defined in Rule 12b-2 under the 1934 Act) of FBS, as the context requires; provided, however, that neither FFI nor any of the Subsidiaries shall at any time be considered a subsidiary of FBS for purposes of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to Sections and Articles of this Agreement unless otherwise stated. Words such as "herein," "hereinafter," "hereof," "hereto," "hereby" and "hereunder," and words of like import, unless the context requires otherwise, refer to this Agreement (including the Exhibits and Schedules hereto). As used in this Agreement, the masculine, feminine and neuter genders shall be deemed to include the others if the context requires.

               8.4. SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in fall force and effect and shall in no way be affected, impaired or invalidated, and the parties shall negotiate in good faith to modify this Agreement and to preserve each party's anticipated benefits under this Agreement.

               8.5. MISCELLANEOUS. This Agreement (together with all other documents and instruments referred to herein): (a) constitutes the entire agreement, and supersedes all other prior agreements and undertakings, both written and oral, among the parties, with respect to the subject matter hereof;
(b) is not intended to confer upon any person other than each party hereto any rights or remedies hereunder, except as provided in Section 5.14; (c) shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Minnesota, without giving effect to the principles of conflict of laws thereof; and (d) shall not be assigned by operation of law or otherwise. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

               8.6. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of the parties set forth herein shall not survive the consummation of the Merger, but covenants that specifically relate to periods, activities or obligations subsequent to the Merger shall survive the Merger. In addition, if this Agreement is terminated pursuant to Section 7.1, the covenants contained in Sections 5.3, 5.6(c) and 7.2 shall survive such termination.

               IN WITNESS WHEREOF, FBS and FFI have caused this Agreement to be executed on the date first written above by their respective officers.

                                        FIRST BANK SYSTEM, INC.



                                        By /s/ Richard A. Zona
                                           ----------------------------------
                                             Its  Vice Chairman and
                                                 ----------------------------
                                                  Chief Financial Officer

                                        FIRSTIER FINANCIAL, INC.

                                        By /s/ David A. Rismiller
                                           ----------------------------------
                                          Its  Chairman, President and CEO
                                               ------------------------------

                             STOCK OPTION AGREEMENT


                    STOCK OPTION AGREEMENT, dated August 7, 1995, between FIRST BANK SYSTEM, INC., a Delaware corporation ("Grantee"), and FIRSTIER FINANCIAL, INC., a Nebraska corporation ("Issuer").

                              W I T N E S S E T H:

                    WHEREAS, Grantee and Issuer have entered into an Agreement of Merger and Consolidation prior to the date hereof (the "Merger Agreement"); and

                    WHEREAS, as a condition and inducement to Grantee's pursuit of the transactions contemplated by the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined):

                    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

                    1. 1.(a) Issuer hereby grants to Grantee an uncondi-tional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 3,680,036 fully paid and nonassessable shares of the common stock, $5.00 par value, of Issuer ("Common Stock") at a price per share equal to the last reported sale price per share of Common Stock on the Nasdaq National Market System on the date of the announcement of the execution of the Merger Agreement; provided, however, that in the event Issuer issues or agrees to issue any shares of Common Stock at a price less than such last reported sale price per share (as adjusted pursuant to subsection (b) of Section 5) other than in connection with the options, rights or plans disclosed on Schedule 3.3 to the Merger Agreement, such price shall be equal to such lesser price (such price, as adjusted if applicable, the "Option Price"); provided further that in no event shall the number of shares for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Common Stock. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

                         (b)  In the event that any additional shares of
Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, it equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

                    2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section
2) within 12 months following such Subsequent Triggering Event (or such later period as provided in Section 10). Each of the following shall be an Exercise Termination Event: (i) the Effective Date of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event; or
(iii) the passage of 18 months (or such longer period as provided in Section 10) after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event (provided that if an Initial Triggering Event continues or occurs beyond such termination, the Exercise Termination Event shall be 18 months (or such longer period as provided in Sec-tion 10) from the expiration of the Last Triggering Event (as defined below) but in no event more than 24 months (or such longer period as provided in Section
10) after such termination). The "Last Triggering Event" shall mean the last Initial Triggering Event to occur. The term "Holder" shall mean the holder or holders of the Option.

                         (b)  The term "Initial Triggering Event" shall mean
any of the following events or transactions occurring after the date hereof:

                              (i)   Issuer or any of its Subsidiaries (as
                    hereinafter defined) (each an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934 (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction other than as contemplated by the Merger Agreement or this Agreement. For purposes of this Agreement, (a) "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Issuer or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) of Issuer, (y) a purchase, lease or other acquisition of all or substantially all of the assets or deposits of Issuer or any Significant Subsidiary of Issuer, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or any Significant Subsidiary of Issuer, and (b) "Subsidiary" shall have the meaning set forth in Rule 12b-2 under the 1934 Act;

                              (ii)   Any person other than Grantee or any
                    Grantee Subsidiary shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

                            (iii) The shareholders of the Issuer shall not have approved the transactions contemplated by the Merger Agreement at the meeting held for that purpose or any adjournment thereof, or such meeting shall not have been held or shall have been cancelled prior to termination of the Merger Agreement, in either case, after Issuer's Board of Directors shall have withdrawn or modified (or publicly announced its intention to withdraw or modify or interest in withdrawing or modifying) its recommendation that the shareholders of Issuer approve the transactions contemplated by the Merger Agreement, or Issuer or any Issuer Subsidiary, without having received Grantee's prior written consent, shall have authorized, recommended, proposed (or publicly announced its intention to authorize, recommend or propose or interest in authorizing, recommending or proposing) an agreement to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary;

                             (iv) Any person other than Grantee or any Grantee Subsidiary shall have made a BONA FIDE proposal to Issuer or its shareholders to engage in an Acquisition Transaction;

                              (v) Issuer shall have willfully breached any covenant or obligation contained in the Merger Agreement in anticipation of engaging in an Acquisition Transaction, and such breach would entitle Grantee to terminate the Merger Agreement; or

                             (vi) Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board or other federal or state bank regulatory authority, which application or notice has been accepted for process-ing, for approval to engage in an Acquisition Transaction.


                         2.(c)  The term "Subsequent Triggering Event" shall
mean any of the following events or transactions occurring after the date hereof:

                              (i) The acquisition by any person of beneficial ownership of 20% or more of the then outstanding Common Stock; or

                             (ii) The occurrence of the Initial Triggering Event described in clause (i) of subsection (b) of this
                    Section 2, except that the percentage referred to in clause
                    (z) shall be 20%.

                         (d)     Issuer shall notify Grantee promptly in
writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

                         (e)     In the event the Holder is entitled to and
wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided that if prior notification to or approval of the Federal Reserve Board or any other regulatory agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval, shall promptly notify the Issuer of such filing, and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

                         (f)     At the closing referred to in subsection (e)
of this Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

                         (g)     At such closing, simultaneously with the
delivery of immediately available funds as provided in subsection (f) of this
Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder.

                         (h)     Certificates for Common Stock delivered at a
closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

                    "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933 (the "1933 Act") in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

                         (i)     Upon the giving by the Holder to Issuer of
the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

                    3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended, or any state or other federal banking law, prior approval of or notice to the Federal Reserve Board or to any state or other federal regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state or other federal regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

                    4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of the Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agree-ment, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

                    5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to
Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option shall be subject to adjustment from time to time as provided in this Section 5.

                    (a) In the event of any change in Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted and proper provision shall be made so that, in the event that any additional shares of Common Stock are to be issued or otherwise become outstanding as a result of any such change (other than pursuant to an exercise of the Option), the number of shares of Common Stock that remain subject to the Option shall be increased so that, after such issuance and together with shares of Common Stock previously issued pursuant to the exercise of the Option (as adjusted on account of any of the foregoing changes in the Common Stock), it equals 19.9% of the number of shares of Common Stock then issued and outstanding.

                    (b) Whenever the number of shares of Common Stock purchasable upon exercise hereof is adjusted as provided in this
               Section 5, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of shares of Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of Common Stock purchasable after the adjustment.

                    6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within 12 months (or such later period as provided in Section 10) of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a registration statement under the 1933 Act covering any shares issued and issuable pursuant to this Option and shall use its best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The Issuer shall bear the costs of such registrations (including, but not limited to, attorneys' fees, printing costs and filing fees). The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing under-writer or managing underwriters, or, if none, the sole underwriter or under-writers, of such offering the inclusion of the Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practicable thereafter as to which no reduction pursuant to this Section 6 shall be permitted or occur and the Holder shall thereafter be entitled to one additional registration. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

                    7. (a) Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, (i) at the request of the Holder, delivered within 12 months of such occurrence (or such later period as provided in Section 10), Issuer shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to (x) the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised plus (y) Grantee's Out-of-Pocket Expenses (as defined below) (to the extent not previously reimbursed), and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered within 12 months of such occurrence (or such later period as provided in Section 10), Issuer shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to (x) the market/offer price multiplied by the number of Option Shares so designated plus (y) Grantee's Out-of-Pocket Expenses (to the extent not previously reimbursed). The term "Out-of-Pocket Expenses" shall mean Grantee's reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by the Merger Agreement, including without limitation legal, accounting, investment banking and consulting fees. The term "market/offer price" shall mean the highest of (i) the price per share of Common Stock at which a tender or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or substantially all of Issuer's assets or deposits, the sum of the net price paid in such sale for such assets or deposits and the current market value of the remaining net assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be.

                         (b)     The Holder and the Owner, as the case may be,
may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. As promptly as practicable, and in any event within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

                         (c)     To the extent that Issuer is prohibited under
applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares whether in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Purchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing.
If an Exercise Termination Event shall have occurred prior to the date of the notice by Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Holder shall nonetheless have the right to exercise the Option until the expiration of such 30-day period.

                    8.   (a)     In the event that prior to an Exercise Ter-
mination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or a Grantee Subsidiary, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its or any Significant Subsidiary's assets or deposits to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or
(y) any person that controls the Acquiring Corporation.

                         (b)     The following terms have the meanings indi-
cated:

                                 (i) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of Issuer's assets or deposits (or the assets or deposits of a Significant Subsidiary of Issuer).


                                 (ii) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

                                 (iii)  "Assigned Value" shall mean the
                    market/offer price, as defined in Section 7.

                                 (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute

                    Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

                         (c)     The Substitute Option shall have the same
terms as the Option, provided, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement (after giving effect for such purpose to the provisions of Section 9), which agreement shall be applicable to the Substitute Option.

                         (d)     The Substitute Option shall be exercisable
for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Sub-stitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

                         (e)     In no event, pursuant to any of the foregoing
paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder.

                         (f)     Issuer shall not enter into any transaction
described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

                    9.   (a)     At the request of the holder of the Substi-
tute Option (the "Substitute Option Holder"), the issuer of the Substitute Option (the "Substitute Option Issuer") shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to (x) the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised plus (y) Grantee's Out-of-Pocket Expenses (to the extent not previously reimbursed), and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to (x) the Highest Closing Price multiplied by the number of Substitute Shares so designated plus (y) Grantee's Out-of-Pocket Expenses (to the extent not previously reimbursed). The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

                         (b)     The Substitute Option Holder and the Sub-
stitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 9. As promptly as practicable and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

                         (c)     To the extent that the Substitute Option
Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by the Substitute Option Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Substitute Option Holder shall nevertheless have the right to exercise the Substitute Option until the expiration of such 30-day period.

                    10. The 30-day, 12-month or 18-month periods for exercise of certain rights under Sections 2, 6, 7, 9 and 12 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as the Holder is using commercially reasonable efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under
Section 16(b) of the 1934 Act by reason of such exercise.

                    11. Issuer hereby represents and warrants to Grantee as follows:

                         (a)    Issuer has full corporate power and authority
to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer. This Agreement is the valid and legally binding obligation of Issuer.

                         (b)    Issuer has taken all necessary corporate
action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant thereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

                    12. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 12 months following such Subsequent Triggering Event (or such later period as provided in Section 10); provided, however, that until the date 30 days following the date on which the Federal Reserve Board has approved applications by Grantee to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (E.G., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf, or (iv) any other manner approved by the Federal Reserve Board.

                    13. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation applying to the Federal Reserve Board under the Bank Holding Company Act for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

                    14. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

                    15. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the

Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section l(a) hereof (as adjusted pursuant to Section l(b) or 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

                    16. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by fax, telecopy, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

                    17. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                    18. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                    19. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

                    20. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contain the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assignees. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective suc-cessors except as assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

                    21. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

                    IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all of the date first above written.

                                               FIRST BANK SYSTEM, INC.


                                               By
                                                  -----------------------------
                                                  Its
                                                      -------------------------

                                               FIRSTIER FINANCIAL, INC.

                                               By
                                                  -----------------------------
                                                  Its
                                                      -------------------------

                                                                      EXHIBIT B

                                 PLAN OF MERGER

                                FOR THE MERGER OF

                            FIRSTIER FINANCIAL, INC.
                            (a Nebraska corporation)


                                      INTO


                             FIRST BANK SYSTEM, INC.
                            (a Delaware corporation)


          1. Pursuant to the Agreement of Merger and Consolidation by and between First Bank System, Inc., a Delaware corporation ("FBS") and FirsTier Financial, Inc., a Nebraska corporation ("FFI"), dated August 6, 1995 (the "Agreement"), FFI shall be merged with and into FBS, and the separate existence of FFI shall cease. FBS, in its capacity as the corporation surviving the Merger, is sometimes referred to herein as the "Surviving Corporation."

          2. The Certificate and Merger and Bylaws of FBS, as in effect immediately prior to the Effective Date (as defined below), shall be the Certificate of Merger and the Bylaws of the Surviving Corporation until further amended as provided therein and in accordance with law. The directors and officers of FBS immediately prior to the Effective Date will be the directors and officers of the Surviving Corporation until their successors are elected and qualify.

          3. The manner and basis for converting the shares of common stock of FFI ("FFI Common Stock") into shares of common stock of FBS ("FBS Common Stock"), and the manner for dealing with any FFI Common Stock not to be so converted, shall be as follows:

          (a) Each issued and outstanding share of FFI Common Stock (other than shares held as treasury stock of FFI or shares held directly or indirectly by FBS, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) shall be converted into .8829 shares of FBS Common Stock, and FBS shall issue to holders of FFI Common Stock .8829 shares of FBS Common Stock (the "Exchange Ratio") in exchange for each such share of FFI Common Stock.

          (b) To the extent permitted by applicable plans and agreements, all outstanding options and warrants to purchase shares of FFI Common Stock shall be exchanged for options and warrants to purchase FBS Common Stock, or shares of FBS Common Stock.

          (c) Each share of FFI Common Stock held as treasury stock of FFI or held directly or indirectly by FBS, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, shall be canceled, retired and cease to exist, and no exchange or payment shall be made with respect thereof.

          (d) Shares of FBS Common Stock issued in the Merger shall have attached to them rights as set forth in the Rights Agreement dated as of December 21, 1988, between FBS and First Chicago Trust Company of New York, as Rights Agent, as amended.

          (e) If, between the date of the Agreement and the Effective Date, shares of FBS Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend or extraordinary cash dividend thereon shall be declared with a record date within such period, then the number of shares of FBS Common Stock issued to holders of FFI Common Stock pursuant to the Agreement will be appropriately and proportionately adjusted so that the number of such shares of FBS Common Stock (or such class of shares into which shares of FBS Common Stock have been changed) that will be issued to holders of FFI Common Stock will equal the number of such shares and other consideration that holders of FFI Common Stock would have received pursuant to such classification, recapitalization, split-up, combination, exchange of shares or readjustment had the record date therefor been immediately following the Effective Date.

          (f) On and after the Effective Date and until surrendered for exchange, each outstanding stock certificate which immediately prior to the Effective Date represented shares of FFI Common Stock shall be deemed for all purposes, except as provided in paragraph 3(j) below, to evidence ownership of and to represent the number of whole shares of FBS Common Stock into which such shares of FFI Common Stock shall have been converted, and the record holder of such outstanding certificate shall, after the Effective Date, be entitled to vote the shares of FBS Common Stock into which such shares of FFI Common Stock shall have been converted on any matters on which the holders of record of FBS Common Stock, as of any date subsequent to the Effective Day shall be entitled to vote. In any matters relating to such certificates, FBS may rely conclusively upon the record of shareholders maintained by FFI containing the names and addresses of the holders of record of FFI Common Stock on the Effective Date.

          (g) On and after the Effective Date, each share of FBS Common Stock issued and outstanding immediately prior to the Effective Date shall remain an issued and existing share of common stock of the Surviving Corporation and shall not be affected by the Merger.

          (h) No fractional shares of FBS Common Stock, and no certificates representing such fractional shares, shall be issued upon the surrender for exchange of certificates representing FFI Common Stock. In lieu of any fractional share, FBS shall pay to each holder of FFI Common Stock who otherwise would be entitled to receive a fractional share of FBS Common Stock an amount of cash (without interest) determined by multiplying (i) the closing price per share of FBS Common Stock on the Effective Date times
     (ii) the fractional share interest to which such holder would otherwise be entitled.

          (i) After the Effective Date, holders of certificates theretofore evidencing outstanding shares of FFI Common Stock, upon surrender of such certificates to an exchange agent appointed by FBS (the "Exchange Agent"), shall be entitled to receive certificates representing the number of whole shares of FBS Common Stock into which shares of FFI Common Stock theretofore represented by the certificates so surrendered shall have been converted and cash payments in lieu of fractional shares, if any. As soon as practicable after the Effective Date, FBS shall cause the Exchange Agent to mail appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of FFI Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent) to each holder of FFI Common Stock of record as of the Effective Date advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent outstanding certificates formerly evidencing FFI Common Stock in exchange for new certificates for FBS Common Stock. FBS shall not be obligated to deliver the consideration to which any former holder of shares of FFI Common Stock is entitled as a result of the Merger until such holder surrenders the certificate or certificates representing such shares for exchange. In addition, certificates surren-dered for exchange by any person deemed an "affiliate" of FFI shall not be exchanged for such consideration until FBS has received a written agreement from such person as provided in the Agreement. Upon surrender, each certificate evidencing FFI Common Stock shall be canceled.

          (j) Until outstanding certificates formerly representing FFI Common Stock are surrendered as provided above, no dividend or distribution payable to holders of record of FBS Common Stock shall be paid to any holder of such outstanding certificates, but upon surrender of such outstanding certificates by such holder there shall be paid to such holder the amount of any dividends or distributions (without interest) theretofore paid with respect to such whole shares of FBS Common Stock, but not paid to such holder, and which dividends or distributions had a record date occurring on or subsequent to the Effective Date.

          (k) After the Effective Date, there shall be no further registration of transfers on the records of FFI of outstanding certificates formerly representing shares of FFI Common Stock and, if a certificate formerly representing such shares is presented to FFI or FBS, it shall be forwarded to the Exchange Agent for cancellation and exchange for certificates representing shares of FBS Common Stock as herein provided.

          (l) All shares of FBS Common Stock and cash for any fractional shares issued and paid upon the surrender for exchange of FFI Common Stock in accordance with the above terms and conditions shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of FFI Common Stock.

          (m) If outstanding certificates for shares of FFI Common Stock are not surrendered prior to the date on which the consideration to which any holder of such shares is entitled as a result of the Merger would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed consideration shall, to the extent permitted by abandoned property and any other applicable law, become the property of FBS (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. None of FBS, the Exchange Agent or any other person shall be liable to any former holder of FFI Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (n) In the event any certificate for FFI Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue and pay in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof in form satisfactory to FBS, such shares of FBS Common Stock and cash for fractional shares, if any, as may be required pursuant to the Agreement; provided, however, that FBS may, in its discretion and as a condition precedent to the issuance and payment thereof, require the owner of such lost, stolen or destroyed certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against FBS, FFI, the Exchange Agent or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

          4. The Merger shall be effective at the time of the later filing of the appropriate certificates of merger with the Secretary of State of Delaware and the Secretary of State of Nebraska (the "Effective Date").

                                                                       EXHIBIT C



                           ___________________, 199__




First Bank System, Inc.
First Bank Place
601 Second Avenue South
Minneapolis, Minnesota  55402-4302

Ladies and Gentlemen:

          1. I have been advised that I might be considered to be an "affiliate," as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 ("Rule 145") promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of FFI, Inc., a Nebraska corporation ("FFI").

          2. Pursuant to an Agreement of Consolidation and Merger dated August 6, 1995 (the "Agreement"), by and between First Bank System, Inc., a Delaware corporation ("FBS") and FFI, it is contemplated that FFI will merge with and into FBS and that all of the outstanding common stock, par value $5.00 per share, of FFI ("FFI Common Stock") will be converted into common stock, par value $1.25 per share, of FBS ("FBS Common Stock") as set forth in the Agreement (the "Merger"). In connection with the Merger, I will receive my pro rata portion of the shares of FBS Common Stock upon distribution of the FBS Common Stock to the holders of FFI Common Stock.

          3. I hereby agree that I will not offer to sell, transfer or otherwise dispose of any of the shares of FBS Common Stock distributed to me pursuant to the Merger (the "Stock"), except (i) in compliance with the applicable provisions of Rule 145, (ii) in a transaction that is otherwise exempt from the registration requirements of the Securities Act, or (iii) in an offering registered under the Securities Act.

          4. I consent to the endorsement of the Stock issued to me pursuant to the Merger with a restrictive legend which will read substantially as follows:

          "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended (the "Act"), applies, and may be sold or otherwise transferred only in compliance with the limitations of such Rule 145, or upon receipt by First Bank System, Inc. of an opinion of counsel reasonably satisfactory to it that some other exemption from registration under the Act is available, or pursuant to a registration statement under the Act."

          FBS's transfer agent shall be given an appropriate stop transfer order and shall not be required to register any attempted transfer of the shares of the Stock, unless the transfer has been effected in compliance with the terms of this letter agreement.

          5. It is understood and agreed that this letter agreement shall terminate and be of no further force and effect and the legend set forth in paragraph 4 above shall be removed by delivery of substitute certificates without such legend, and the related stop transfer restrictions shall be lifted forthwith, if (i) any such shares of Stock shall have been registered under the Securities Act for sale, transfer or other disposition by me or on my behalf and are sold, transferred to otherwise disposed of, or (ii) any such shares of Stock are sold in accordance with the provisions of paragraphs (c), (e), (f) and (g) of Rule 144 promulgated under the Securities Act, or (iii) I am not at the time an affiliate of FBS and have been the beneficial owner of the Stock for at least two years (or such other period as may be prescribed by the Securities Act and the rules and regulations promulgated thereunder) and FBS has filed with the Commission all of the reports it is required to file under the Securities Exchange Act of 1934, as amended, during the preceding 12 months, or (iv) I am not and have not been for at least three months an affiliate of FBS and have been the beneficial owner of the Stock for at least three years (or such other period as may be prescribed by the Securities Act and the rules and regulations promulgated thereunder), or (v) FBS shall have received a letter from the staff of the Commission, or an opinion of counsel reasonably acceptable to FBS, to the effect that the stock transfer restrictions and the legend are not required.

          6. I have carefully read this letter agreement and the Agreement and have discussed their requirements and other applicable limitations upon my ability to offer to sell, transfer or otherwise dispose of shares of the Stock, to the extent I felt necessary, with my counsel or counsel for FFI.


                                        Sincerely,



                                        ______________________________________
                                        [Name]


Agreed and accepted this ___
day of ________________, 199__, by


FIRST BANK SYSTEM, INC.



By___________________________________
  Its________________________________

                                  SCHEDULE 6.1



          For purposes of Paragraph 6.1(a) of the Agreement, a divestiture required as a condition to any regulatory approval shall not be deemed to materially restrict or limit such business or activities or have, or be reasonably likely to have, such material adverse effect, if such divestiture is consistent with Department of Justice and Federal Reserve Board guidelines, policies, and practices regarding the merger of bank holding companies that have been utilized in transactions that have recently been reviewed prior to the date of the Agreement.